Exhibit 10.1

BLACKROCK KELSO CAPITAL CORPORATION

$158,000,000 6.50% Senior Secured Notes, Series A, due January 18, 2016

$17,000,000 6.60% Senior Secured Notes, Series B, due January 18, 2018

NOTE PURCHASE AGREEMENT

Dated as of January 18, 2011

TABLE OF CONTENTS

(Not a part of the Agreement)

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SCHEDULE A	—	INFORMATION RELATING TO PURCHASERS

SCHEDULE B	—	DEFINED TERMS

SCHEDULE 5.4	—	Affiliates and Directors and Senior Officers

SCHEDULE 5.5	—	Financial Statements

SCHEDULE 5.7	—	Description of Necessary Consents, Approvals, Etc.

SCHEDULE 5.15	—	Liens and Indebtedness

SCHEDULE 9.11(a)	—	Industry Classification Groups

SCHEDULE 9.11(b)	—	Portfolio Pricing Practices

SCHEDULE 10.8(e)	—	Affiliate Transactions

EXHIBIT 1	—	Form of 6.50% Senior Secured Note, Series A, due January 18, 2016

EXHIBIT 2	—	Form of 6.60% Senior Secured Note, Series B, due January 18, 2018

EXHIBIT 2.2	—	Guarantee and Security Agreement

EXHIBIT 4.4(a)	—	Form of Opinion of Special Counsel for the Company

EXHIBIT 4.4(b)	—	Form of Opinion of Special Counsel for the Purchasers

EXHIBIT 4.16	—	Form of Offeree Letter

EXHIBIT 9.12	—	Form of Borrowing Base Certificate

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BLACKROCK KELSO CAPITAL CORPORATION

40 East 52nd Street

New York, New York 10022

$158,000,000 6.50% Senior Secured Notes, Series A, due January 18, 2016

$17,000,000 6.60% Senior Secured Notes, Series B, due January 18, 2018

Dated as of January 18, 2011

TO EACH OF THE PURCHASERS LISTED IN

  SCHEDULE A HERETO:

Ladies and Gentlemen:

BLACKROCK KELSO CAPITAL CORPORATION, a Delaware corporation (the “Company”), agrees with each of the purchasers whose names appear at the end hereof (each, a “Purchaser” and, collectively, the “Purchasers”) as follows:

SECTION 1. AUTHORIZATION OF NOTES.

Section 1.1. Notes. The Company will authorize the issue and sale of (a) $158,000,000 aggregate principal amount of its 6.50% Senior Secured Notes, Series A, due January 18, 2016 (the “Series A Notes”) and (b) $17,000,000 aggregate principal amount of its 6.60% Senior Secured Notes, Series B, due January 18, 2018 (the “Series B Notes”); the Series A Notes and the Series B Notes being hereinafter collectively referred to as the “Notes”, such term to include any such notes issued in substitution therefor pursuant to Section 13). The Notes shall be substantially in the form set out in Exhibit 1 or Exhibit 2, as the case may be. Certain capitalized and other terms used in this Agreement are defined in Schedule B; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

Section 1.2. Changes in Interest Rate. (a) If at any time a Below Investment Grade Event occurs, then as of such date to and until the date on which such Below Investment Grade Event is no longer continuing, the Notes shall bear interest at the Adjusted Interest Rate; provided that, the failure of the Company to receive and deliver to the holders of the Notes a rating pursuant to Section 9.14 shall be deemed a Below Investment Grade Event; provided, further, that, following the receipt and delivery to the holders of the Notes of a Rating pursuant to Section 9.14 the Adjusted Interest Rate applicable thereafter shall be determined in accordance with such then current Rating; provided further that following the occurrence of an Event of Default, Notes shall bear interest at the Default Rate as stated in the Note.

(b) Upon the occurrence of a Below Investment Grade Event, the Company shall promptly, and in any event within five (5) business days thereafter, notify the holders of the

BLACKROCK KELSO CAPITAL CORPORATION	NOTE PURCHASE AGREEMENT

Notes in writing, sent in the manner provided in Section 18, that a Below Investment Grade Event has occurred, which written notice shall be accompanied by evidence satisfactory to the Required Holders to such effect and certifying the interest rate to be payable in respect of the Notes in consequence thereof.

(c) Each holder of a Note shall, at the Company’s expense, use reasonable efforts to cooperate with any reasonable request made by the Company in connection with any rating appeal or application.

(d) The fees and expenses of any Rating Agency and all other costs incurred in connection with obtaining, affirming or appealing a Rating pursuant to this Section 1.2 shall be borne by the Company.

(e) As used herein, “Adjusted Interest Rate” means,

(i) in the event that at the time of the Below Investment Grade Event, the Company has obtained a Rating from only one Rating Agency and such Rating is at least “BB+” or its equivalent, the interest rate on the Notes shall be adjusted as follows: (A) the interest rate on the Series A Notes shall be increased by 100 basis points (1.00%) to 7.50% per annum and (B) the interest rate on the Series B Notes shall be increased by 100 basis points (1.00%) to 7.60% per annum;

(ii) in the event that at the time of the Below Investment Grade Event, the Company has obtained a Rating from only one Rating Agency and such Rating is less than “BB+” or its equivalent but is at least “BB-” or its equivalent, the interest rate on the Notes shall be adjusted as follows: (A) the interest rate on the Series A Notes shall be increased by 150 basis points (1.50%) to 8.00% per annum and (B) the interest rate on the Series B Notes shall be increased by 150 basis points (1.50%) to 8.10% per annum;

(iii) in the event that at the time of the Below Investment Grade Event, the Company has obtained a Rating from only one Rating Agency and such Rating is less than “BB-” or its equivalent, the interest rate on the Notes shall be adjusted as follows: (A) the interest rate on the Series A Notes shall be increased by 200 basis points (2.00%) to 8.50% per annum and (B) the interest rate on the Series B Notes shall be increased by 200 basis points (2.00%) to 8.60% per annum;

(iv) in the event that at the time of the Below Investment Grade Event, the Company has obtained a Rating from two Rating Agencies and the lower of such Ratings is at least “BB-” or its equivalent, the interest rate on the Notes shall be adjusted as follows: (A) the interest rate on the Series A Notes shall be increased by 100 basis points (1.00%) to 7.50% per annum and (B) the interest rate on the Series B Notes shall be increased by 100 basis points (1.00%) to 7.60% per annum;

(v) in the event that at the time of the Below Investment Grade Event, the Company has obtained a Rating from two Rating Agencies and the lower of such Ratings

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is less than “BB-” or its equivalent, the interest rate on the Notes shall be adjusted as follows: (A) the interest rate on the Series A Notes shall be increased by 200 basis points (2.00%) to 8.50% per annum and (B) the interest rate on the Series B Notes shall be increased by 200 basis points (2.00%) to 8.60% per annum;

(vi) in the event that at the time of the Below Investment Grade Event, the Company has obtained a Rating from more than two Rating Agencies and the lowest two of such Ratings are at least “BB-” or its equivalent, the interest rate on the Notes shall be adjusted as follows: (i) the interest rate on the Series A Notes shall be increased by 100 basis points (1.00%) to 7.50% per annum and (ii) the interest rate on the Series B Notes shall be increased by 100 basis points (1.00%) to 7.60% per annum;

(vii) in the event that at the time of the Below Investment Grade Event, the Company has obtained a Rating from more than two Rating Agencies and the lowest two of such ratings are a rating of less than “BB-” or its equivalent, the interest rate on the Notes shall be adjusted as follows: (i) the interest rate on the Series A Notes shall be increased by 200 basis points (2.00%) to 8.50% per annum and (ii) the interest rate on the Series B Notes shall be increased by 200 basis points (2.00%) to 8.60% per annum; and

(viii) in the event the Company fails to receive and deliver to the holders of the Notes a rating pursuant to Section 9.14, the interest rate on the Notes shall be adjusted as follows: (A) the interest rate on the Series A Notes shall be increased by 200 basis points (2.00%) to 8.50% per annum and (B) the interest rate on the Series B Notes shall be increased by 200 basis points (2.00%) to 8.60% per annum.

(f) As used herein, a “Below Investment Grade Event” shall occur if

(i) at any time the Company has obtained a Rating from only one Rating Agency, the then most recent Rating from such Rating Agency that is in full force and effect (not having been withdrawn) is not equal to or better than Investment Grade; or

(ii) at any time the Company has obtained a Rating from two Rating Agencies, the then most recent Rating from either Rating Agency that is in full force and effect (not having been withdrawn) is not equal to or better than Investment Grade; or

(iii) at any time the Company has obtained a Rating from three Rating Agencies, the then most recent Rating from two Rating Agencies that is in full force and effect (not having been withdrawn) is not equal to or better than Investment Grade; or

(iv) the Company shall have failed to receive and deliver to the holders of the Notes a Rating from at least one Rating Agency pursuant to Section 9.14.

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SECTION 2. SALE AND PURCHASE OF NOTES; SECURITY.

Section 2.1. Purchase and Sale of Notes. Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount and of the same series specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

Section 2.2. Guarantee and Security Agreement, Etc. Pursuant to that certain Guarantee and Security Agreement dated as of December 6, 2006 (as the same may, from time to time, be supplemented, amended or otherwise modified, including as amended by that certain Amendment No. 1 thereto dated as of April 20, 2010, the “Guarantee and Security Agreement”) attached hereto as Exhibit 2.2, the Notes shall be designated by the Company as “Designated Indebtedness” under the Guarantee and Security Agreement and the holders of the Notes shall have executed a joinder agreement, in form and substance satisfactory to the Collateral Agent (the “GSA Joinder Agreement”), with the effect and result that the Indebtedness evidenced by the Notes shall be equally and ratably secured under the Guarantee and Security Agreement with the Indebtedness outstanding pursuant to the Senior Secured Credit Agreement, subject to the terms and conditions set forth in such Guarantee and Security Agreement.

SECTION 3. CLOSING.

The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Chapman and Cutler LLP, 111 West Monroe Street, Chicago, Illinois 60603, at 10:00 A.M. Chicago time, at a closing (the “Closing”) on January 18, 2011 or on such other Business Day thereafter on or prior to January 20, 2011 as may be agreed upon by the Company and the Purchasers. At the Closing, the Company will deliver to each Purchaser the Notes of the series to be purchased by such Purchaser in the form of a single Note of each series of the Notes so to be purchased or such greater number of Notes in denominations of at least $100,000 as such Purchaser may request dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number xx-xxx-xxxxx with sub-account number xxx-xxx-xxx-xxx at PNC Bank, N.A. in Philadelphia, PA, ABA No. xxxxxxxxx. If at the Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

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SECTION 4. CONDITIONS TO CLOSING.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:

Section 4.1. Representations and Warranties. The representations and warranties of the Company in this Agreement and in the Guarantee and Security Agreement shall be correct when made and at the time of the Closing.

Section 4.2. Performance; No Default. The Company shall have performed and complied with all agreements and conditions contained in this Agreement and in the Guarantee and Security Agreement required to be performed or complied with by it prior to or at the Closing, and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing. The Company shall not have entered into any transaction since the date of the Memorandum that would have been prohibited by Section 10 had such Section applied since such date.

Section 4.3. Compliance Certificates.

(a) Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.13 have been fulfilled.

(b) Secretary’s Certificate. The Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of Closing, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes, this Agreement and the Guarantee and Security Agreement.

Section 4.4. Opinions of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing (a) from Sutherland Asbill & Brennan LLP, counsel for the Company, covering the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers) and (b) from Chapman and Cutler LLP, the Purchasers’ special counsel, in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

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Section 4.5. Purchase Permitted by Applicable Law, Etc. On the date of the Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6. Sale of Other Notes. Contemporaneously with the Closing, the Company shall sell to each other Purchaser, and each other Purchaser shall purchase, the Notes to be purchased by it at the Closing as specified in Schedule A.

Section 4.7. Security Documents; Affiliate Agreements. The Guarantee and Security Agreement and the Affiliate Agreements shall be in form and substance satisfactory to such Purchaser and its special counsel, shall have been duly executed and delivered by the parties thereto and shall be in full force and effect and such Purchaser and its special counsel shall have received true, correct and complete copies of each thereof.

Section 4.8. Guarantee and Security Agreement. Contemporaneously with the Closing, the Company shall deliver to the Collateral Agent, with copies to each Purchaser and their special counsel, (a) the GSA Joinder Agreement, executed by the Company and the Collateral Agent, (b) an executed notice substantially in the form of Exhibit A to the Guarantee and Security Agreement as contemplated by Section 6.01 thereto and (c) an executed certificate required by said Section 6.01. The Purchasers shall have also executed and delivered to the Collateral Agent the GSA Joinder Agreement.

Section 4.9. Filing and Recording. The Security Documents (and/or financing statements or similar notices thereof if and to the extent permitted or required by applicable law) and the collateral described therein shall have been recorded or filed for record in such public offices (or delivered to the Purchasers or their special counsel for filing or recording) or otherwise maintained in the possession of the appropriate parties, as the case may be, in accordance with the terms of the Guarantee and Security Agreement and as may be deemed necessary or appropriate by such Purchaser or its special counsel in order to perfect the Lien granted or conveyed thereby.

Section 4.10. Lien Search. Such Purchaser and its special counsel shall have received the results of a recent Lien search in each

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relevant jurisdiction with respect to the Company, confirming the priority of the Liens in favor of the Collateral Agent created pursuant to the Security Documents and revealing no Liens on any of the assets of the Company except for Liens permitted under Section 10.2.

Section 4.11. Payment of Special Counsel Fees. Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing the fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.

Section 4.12. Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for each series of the Notes.

Section 4.13. Changes in Corporate Structure. The Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

Section 4.14. Funding Instructions. At least two Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (a) the name and address of the transferee bank, (b) such transferee bank’s ABA number and (c) the account name and number into which the purchase price for the Notes is to be deposited.

Section 4.15. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

Section 4.16. Offeree Letter. Such Purchaser, the Company, the Purchasers’ special counsel and the Company’s counsel, in each case referred to in Section 4.4 shall have received an offeree letter, dated the date of the Closing, from the Placement Agent substantially in the form set forth in Exhibit 4.16 attached hereto and covering such other matters incident to such transactions as such Purchaser, the Company, the Purchasers’ special counsel or the Company’s counsel may reasonably request.

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SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each Purchaser that:

Section 5.1. Organization; Power and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement, the Notes and the Security Documents to which it is a party and to perform the provisions hereof and thereof.

Section 5.2. Authorization, Etc. This Agreement, the Notes and the Security Documents to which the Company is a party have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement and the Security Documents to which the Company is a party constitute, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3. Disclosure. The Company, through its agent, Citigroup Global Capital Markets, Inc. (the “Placement Agent”) has delivered to each Purchaser a copy of a Confidential Offering Memorandum, dated November, 2010 (the “Memorandum”), relating to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Company. This Agreement, the Security Documents, the Memorandum and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company in connection with the transactions contemplated hereby, and the financial statements listed in Schedule 5.5 (this Agreement, the Security Documents, the Memorandum and such documents, certificates or other writings and such financial statements delivered to each Purchaser prior to December 16, 2010 being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made provided that with respect to projected financial information, the Company represents only that such information was prepared in good faith based on assumptions believed to be reasonable at the time. Since December 31, 2009, there has not been any event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect on (i) the business, Portfolio Investments and other assets, liabilities and financial

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condition of the Company taken as a whole (excluding in any case a decline in the net asset value of the Company or a change in general market conditions or values of the Company’s Portfolio Investments), or (ii) the validity or enforceability of any of this Agreement, the Security Documents, the Notes or the rights and remedies of the Purchasers hereunder. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

Section 5.4. Organization; Affiliates. As of the date of the Closing (a) Schedule 5.4 contains (except as noted therein) a complete and correct list (i) of the Company’s Affiliates which are directly Controlled by the Company, and (ii) of the Company’s directors and senior officers and (b) the Company has no Subsidiaries.

Section 5.5. Financial Statements; Material Liabilities. The Company has delivered to each Purchaser copies of the financial statements of the Company listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the financial position of the Company as of the respective dates specified in such financial statements and the results of its operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end audit adjustments and the absence of footnotes). The Company does not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents.

Section 5.6. Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Company of this Agreement, the Notes and the Security Documents to which it is a party will not (a) except for the Liens created pursuant to the Security Documents, contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company under, (i) in any material respect, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease or any other agreement or instrument to which the Company is bound or by which the Company or any of its respective properties may be bound or affected or (ii) the corporate charter or by-laws of the Company, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company.

Section 5.7. Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement, the Notes or the Security Documents to which it is a party except for (a) such as have been or will be obtained or made,

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are in full force and effect and are described on Schedule 5.7 and (b) filings and recordings in respect of the Liens created pursuant to the Security Documents.

Section 5.8. Litigation; Observance of Agreements, Statutes and Orders. (a) There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any property of the Company in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) The Company is not in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws or the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.9. Taxes. The Company has filed or caused to be filed all material tax returns that are required to have been filed in any jurisdiction, and has paid all material taxes shown to be due and payable on such returns and all other taxes and assessments levied upon it or its properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except (a) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect or (b) for any taxes and assessments, the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect.

Section 5.10. Title to Property; Leases. The Company has good and sufficient title to its properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by Section 10.2. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

Section 5.11. Licenses, Permits, Etc. (a) The Company owns or possesses all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, without known conflict with the rights of others, except for any such conflicts that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

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(b) To the best knowledge of the Company, no product of the Company infringes on any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c) To the best knowledge of the Company, there is no violation by any Person of any right of the Company with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company, except for any such violations that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.12. Compliance with ERISA. (a) Neither the Company nor any ERISA Affiliate maintains, contributes to or is obligated to maintain or contribute to, or has, at any time within the past six years, maintained, contributed to or been obligated to maintain or contribute to, any employee benefit plan which is subject to Title I or Title IV of ERISA or section 4975 of the Code. Neither the Company nor any ERISA Affiliate is, or has ever been at any time within the past six years, a “party in interest” (as defined in section 3(14) of ERISA) or a “disqualified person” (as defined in section 4975 of the Code) with respect to any such plan.

(b) The Company and its ERISA Affiliates have not incurred any obligation in connection with the termination of or withdrawal from any Non-U.S. Plan.

Section 5.13. Private Offering by the Company. (a) Neither the Company nor anyone acting on its behalf has offered the Notes or any similar Securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than 40 other Institutional Accredited Investors, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.

(b) None of the Company nor any of its Affiliates has offered the Notes or any similar Securities during the six months prior to the date hereof to anyone other than the Purchasers. The Company currently has no intention to offer the Notes or any similar Securities during the six months from the date hereof.

(c) The Company has not offered or sold the Notes, nor has it authorized or directed the Placement Agent or any other Person acting on its behalf to offer or sell the Notes, by any form of general solicitation or general advertising, including, but not limited to, the following: (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio; (ii) any website posting or widely distributed

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e-mail; or (iii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

(d) Other than the Placement Agent, the Company has not dealt with any broker, finder, commission agent, placement agent or arranger in connection with the sale of the Notes and the transactions contemplated by this Agreement, and the Company is not under any obligation to pay any broker’s fee or commission in connection with such transactions other than to the Placement Agent. Neither the Company nor any of its Affiliates nor any other Person acting on its behalf (other than its officers acting in such capacity) has solicited offers for, or offered or sold, the Notes other than through the Placement Agent.

Section 5.14. Use of Proceeds; Margin Regulations. (a) The Company will apply the proceeds of the sale of the Notes as set forth under the heading “Proposed Financing” in the “Executive Summary” of the Memorandum. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 25% of the value of the assets of the Company and the Company does not have any present intention that margin stock will constitute more than 25% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation T, U and X respectively.

(b) The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock.

Section 5.15. Existing Indebtedness; Future Liens. (a) Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company as of the date of the Closing (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and Guarantee thereof, if any). The Company is not in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company and no event or condition exists with respect to any Indebtedness of the Company that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b) Except as disclosed in Schedule 5.15, the Company has not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.2.

BLACKROCK KELSO CAPITAL CORPORATION	NOTE PURCHASE AGREEMENT

(c) The Company is not a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except for the Senior Secured Credit Agreement and except as specifically indicated in Schedule 5.15.

Section 5.16. Foreign Assets Control Regulations, Etc. (a) Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b) The Company (i) is not a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in section 1 of the Anti-Terrorism Order or (ii) does not engage in any dealings or transactions with any such Person. The Company is in compliance, in all material respects, with the USA Patriot Act.

(c) No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such act applies to the Company.

Section 5.17. Status under Certain Statutes. (a) The Company is not subject to regulation under the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

(b) The Company is an “investment company” that has elected to be regulated as a “business development company” within the meaning of the Investment Company Act and qualifies as a RIC.

(c) The business and other activities of the Company, including the issuance of the Notes hereunder, the application of the proceeds and repayment thereof by the Company and the consummation of the transactions contemplated by this Agreement do not result in a violation or breach in any material respect of the applicable provisions of the Investment Company Act or any rules, regulations or orders issued by the SEC thereunder.

(d) The Company is in compliance with its Investment Policies, except to the extent that the failure to so comply could not reasonably be expected to be material and adverse to the Purchasers.

BLACKROCK KELSO CAPITAL CORPORATION	NOTE PURCHASE AGREEMENT

Section 5.18. Notes Rank Pari Passu. The obligations of the Company under this Agreement and the Notes rank at least pari passu in right of payment with all other Senior Secured Indebtedness (actual or contingent) of the Company, including, without limitation, all Senior Secured Indebtedness of the Company described in Schedule 5.15 hereto.

Section 5.19. Environmental Matters. (a) The Company has no knowledge of any claim nor has it received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its real properties now or formerly owned, leased or operated by the Company, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(b) The Company has no knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by the Company or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(c) The Company has not stored any Hazardous Materials on real properties now or formerly owned, leased or operated by the Company or has disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect.

(d) All buildings on all real properties now owned, leased or operated by the Company are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

Section 5.20. Affiliate Agreements. As of the date of the Closing, the Company has heretofore delivered to each of the Purchasers true and complete copies of each of the Affiliate Agreements (including schedules and exhibits thereto, and any amendments, supplements or waivers executed and delivered thereunder). As of the date of the Closing, each of the Affiliate Agreements is in full force and effect.

SECTION 6. REPRESENTATIONS AND AGREEMENTS OF THE PURCHASERS.

Section 6.1. Purchase for Investment. (a) Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof; provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities

BLACKROCK KELSO CAPITAL CORPORATION	NOTE PURCHASE AGREEMENT

Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

(b) Each Purchaser severally represents and warrants that such Purchaser (i) will not sell, transfer or otherwise dispose of the Notes or any interest therein except in a transaction exempt from or not subject to the registration requirements of the Securities Act and (ii) was given the opportunity to ask questions and receive answers concerning the terms and conditions of the offering and to obtain any additional information which the Company possesses or can acquire without unreasonable effort or expense. Each Purchaser acknowledges that the Notes will bear a restrictive legend in the form set forth on the forms of Notes set out in Exhibit 1 and Exhibit 2, respectively.

(c) Each Purchaser for itself represents that it is an Institutional Accredited Investor acting for its own account or as a fiduciary or agent for others (which others are also Institutional Accredited Investors).

(d) Each Purchaser severally represents that the purchase of the Notes by such Purchaser has not been solicited by or through anyone other than the Company or the Placement Agent.

(e) Each holder of a Note covenants and agrees that it shall not directly or indirectly transfer all or any portion of any of its Notes to any Person that is a Competitor.

Section 6.2. Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed ten percent (10%) of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such

BLACKROCK KELSO CAPITAL CORPORATION	NOTE PURCHASE AGREEMENT

separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1, or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as have been disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d) the Source constitutes assets of an “investment fund” (within the meaning of Part V of the QPAM Exemption) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, as of the last day of its most recent calendar quarter, the QPAM does not own a 10% or more interest in the Company and no Person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 20% or more interest in the Company (or less than 20% but greater than 10%, if such person exercises control over the management or policies of the Company by reason of its ownership interest) and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (d); or

(e) the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a Person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f) the Source is a governmental plan; or

(g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

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(h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan”, “governmental plan”, “party in interest” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

SECTION 7. INFORMATION AS TO THE COMPANY.

Section 7.1. Financial and Business Information. The Company shall deliver to each holder of Notes that is an Institutional Investor:

(a) Quarterly Statements — within 60 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of:

(i) a consolidated statement of assets and liabilities of the Company and its Subsidiaries as at the end of such quarter, and

(ii) consolidated statements of operations, changes in net assets and cash flows of the Company and its Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis, subject to changes resulting from year-end audit adjustments and the absence of footnotes; provided that delivery within the time period specified above of copies of the Company’s Form 10-Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(a); provided, further, that the Company shall be deemed to have made such delivery of such Form 10-Q if it shall have timely made such Form 10-Q available on “EDGAR” and on its home page on the worldwide web (at the date of this Agreement located at: http//www.blackrockkelso.com) and shall have given each Purchaser prior notice of such availability on EDGAR and on its home page in connection with each delivery (such availability and notice thereof being referred to as “Electronic Delivery”);

BLACKROCK KELSO CAPITAL CORPORATION	NOTE PURCHASE AGREEMENT

(b) Annual Statements — within 105 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Annual Report on Form 10-K (the “Form 10-K”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each fiscal year of the Company, duplicate copies of,

(i) a consolidated statement of assets and liabilities of the Company and its Subsidiaries, as at the end of such year, and

(ii) consolidated statements of operations, changes in net assets and cash flows of the Company and its Subsidiaries, for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing to the effect that such consolidated financial statements present fairly, in all material respects, the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; provided that the delivery within the time period specified above of copies of the Company’s Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the SEC, shall be deemed to satisfy the requirements of this Section 7.1(b); provided, further, that the Company shall be deemed to have made such delivery of such Form 10-K if it shall have timely made Electronic Delivery thereof;

(c) SEC and Other Reports — promptly upon their becoming publicly available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability or to its public securities holders generally) and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material;

(d) Notice of Default or Event of Default — promptly after a Responsible Officer becomes aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(g), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

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(e) ERISA Matters — promptly after a Responsible Officer becomes aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate is taking or proposes to take with respect thereto:

(i) with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding $5,000,000;

(f) Notices from Governmental Authority — promptly after a Responsible Officer becomes aware of the filing or commencement of any action, suit or proceeding by or before any arbitrator or any Federal or state Governmental Authority against or affecting the Company or any of its Affiliates that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect a written notice setting forth the nature thereof and the action, if any, that the Company is taking or proposes to take with respect thereto;

(g) Monthly Borrowing Base Certificates — as soon as available and in any event not later than the last Business Day of the calendar month following each monthly accounting period (ending on the last day of each calendar month) of the Company and its Subsidiaries, a Borrowing Base Certificate as at the last day of such accounting period;

(h) Notice of Borrowing Base Deficiency — promptly but no later than five Business Days after the Company shall at any time have knowledge that there is a Borrowing Base Deficiency, a Borrowing Base Certificate as at the date the Company has knowledge of such Borrowing Base Deficiency indicating the amount of the Borrowing

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Base Deficiency as at the date the Company obtained knowledge of such deficiency and the amount of the Borrowing Base Deficiency as of the date not earlier than one Business Day prior to the date the Borrowing Base Certificate is delivered pursuant to this paragraph; and

(i) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries (including, but without limitation, actual copies of the Company’s Form 10-Q and Form 10-K) or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes.

Section 7.2. Officer’s Certificate. Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer setting forth (which, in the case of Electronic Delivery of such financial statements, shall be by separate concurrent delivery of such certificate to each holder of Notes):

(a) Covenant Compliance — the information (including reasonably detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Sections 10.1 through 10.7, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the reasonable calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the reasonable calculations of the amount, ratio or percentage then in existence); and

(b) Event of Default — a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

Section 7.3. Visitation. The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

(a) No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the

BLACKROCK KELSO CAPITAL CORPORATION	NOTE PURCHASE AGREEMENT

Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, and to conduct evaluations and appraisals of the Company’s computation of the Borrowing Base and the assets included in the Borrowing Base, all at such reasonable times and as often as may be reasonably requested in writing, provided that the Company or the applicable Subsidiary shall be entitled to have its representatives and advisors present during any visit to its offices and properties or inspection of its books and records; and

(b) Default — if a Default or Event of Default then exists, at the expense of the Company, to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries) and to conduct evaluations and appraisals of the Company’s computation of the Borrowing Base and the assets included in the Borrowing Base, all at such times and as often as may be requested, provided that the Company or the applicable Subsidiary shall be entitled to have its representatives and advisors present during any visit to its offices and properties or inspection of its books and records.

SECTION 8. PREPAYMENT OF THE NOTES.

Section 8.1. Maturity. As provided therein, the entire unpaid principal balance of each series of the Notes shall be due and payable on the stated maturity date thereof.

Section 8.2. Optional Prepayments with Make-Whole Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than 10% of the aggregate principal amount of the Notes then outstanding (but if in the case of a partial prepayment, then against each series of Notes in proportion to the aggregate principal amount outstanding of each series) at 100% of the principal amount so prepaid, together with interest accrued thereon to, but excluding, the date of such prepayment, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of each series of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.5), and the interest to be paid on the prepayment date with respect to

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such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

Section 8.3. Change in Control.

(a) Notice of Change in Control or Control Event. The Company will, within five Business Days after any Responsible Officer has knowledge of the occurrence of any Change in Control or Control Event, give written notice of such Change in Control or Control Event to each holder of Notes unless notice in respect of such Change in Control (or the Change in Control contemplated by such Control Event) shall have been given pursuant to subparagraph (b) of this Section 8.3. If a Change in Control has occurred, such notice shall contain and constitute an offer to prepay Notes as described in subparagraph (c) of this Section 8.3 and shall be accompanied by the certificate described in subparagraph (g) of this Section 8.3.

(b) Condition to Company Action. The Company will not take any action that consummates or finalizes a Change in Control unless (i) at least 30 days prior to such action it shall have given to each holder of Notes written notice containing and constituting an offer to prepay Notes as described in subparagraph (c) of this Section 8.3, accompanied by the certificate described in subparagraph (g) of this Section 8.3, and (ii) contemporaneously with such action, it prepays all Notes required to be prepaid in accordance with this Section 8.3.

(c) Offer to Prepay Notes. The offer to prepay Notes contemplated by subparagraphs (a) and (b) of this Section 8.3 shall be an offer to prepay, in accordance with and subject to this Section 8.3, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Section 8.3 Proposed Prepayment Date”). If such Section 8.3 Proposed Prepayment Date is in connection with an offer contemplated by subparagraph (a) of this Section 8.3, such date shall be not less than 30 days and not more than 120 days after the date of such offer (if the Section 8.3 Proposed Prepayment Date shall not be specified in such offer, the Section 8.3 Proposed Prepayment Date shall be the first Business Day after the 45th day after the date of such offer).

(d) Acceptance/Rejection. A holder of Notes may accept the offer to prepay made pursuant to this Section 8.3 by causing a notice of such acceptance to be delivered to the Company not later than 15 days after receipt by such holder of the most recent offer of prepayment. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.3 shall be deemed to constitute rejection of such offer by such holder.

(e) Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.3 shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to, but excluding, the date of prepayment, but without Make-Whole Amount or other

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premium. The prepayment shall be made on the Section 8.3 Proposed Prepayment Date except as provided in subparagraph (f) of this Section 8.3.

(f) Deferral Pending Change in Control. The obligation of the Company to prepay Notes pursuant to the offers required by subparagraph (c) and accepted in accordance with subparagraph (d) of this Section 8.3 is subject to the occurrence of the Change in Control in respect of which such offers and acceptances shall have been made. In the event that such Change in Control has not occurred on the Section 8.3 Proposed Prepayment Date in respect thereof, the prepayment shall be deferred until, and shall be made on, the date on which such Change in Control occurs. The Company shall keep each holder of Notes reasonably and timely informed of (i) any such deferral of the date of prepayment, (ii) the date on which such Change in Control and the prepayment are expected to occur, and (iii) any determination by the Company that efforts to effect such Change in Control have ceased or been abandoned (in which case the offers and acceptances made pursuant to this Section 8.3 in respect of such Change in Control shall be deemed rescinded).

(g) Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.3 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Section 8.3 Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.3; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to, but excluding, the Section 8.3 Proposed Prepayment Date; (v) that the conditions of this Section 8.3 have been fulfilled; and (vi) in reasonable detail, the nature and date or proposed date of the Change in Control.

(h) “Control Event” means:

(i) the execution by the Company or any of its Subsidiaries or Affiliates of any agreement or letter of intent with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, may reasonably be expected to result in a Change in Control,

(ii) the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change in Control, or

(iii) the making of any written offer by any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act as in effect on the date of the Closing) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the date of the Closing) to the holders of the common stock of the Company, which offer, if accepted by the requisite number of holders, would result in a Change in Control.

(i) All calculations contemplated in this Section 8.3 involving the capital stock of any Person shall be made with the assumption that all convertible Securities of such Person then outstanding and all convertible Securities issuable upon the exercise of any warrants, options and

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other rights outstanding at such time were converted at such time and that all options, warrants and similar rights to acquire shares of capital stock of such Person were exercised at such time.

Section 8.4. Prepayment on Borrowing Base Deficiency Without Make-Whole.

(a) Notice of Borrowing Base Deficiency. In the event that at any time any Borrowing Base Deficiency shall exist, the Company shall (i) offer to prepay, on a pro rata basis, the Notes, the Term Loans (or provide cover therefor) and the Revolving Loans (and provide cover for letters of credit issued under the Senior Secured Credit Agreement), (ii) subject to Section 8.4(f) below, reduce Other Covered Indebtedness in such amounts as shall be necessary so that such Borrowing Base Deficiency is immediately cured after giving effect to such prepayment (and cover) or reduction, or (iii) effect a combination of such offer and reduction pursuant to (i) and (ii) above; provided that if, within 5 Business Days after delivery to the holders of the Notes of a Borrowing Base Certificate pursuant to Section 7.1(h) demonstrating such Borrowing Base Deficiency, the Company shall present the holders of the Notes with a plan reasonably feasible in the opinion of the Required Holders to enable such Borrowing Base Deficiency to be cured within 30 Business Days (which 30-Business-Day period shall include the 5 Business Days permitted for delivery of such plan), then such offer of prepayment (and cover) or reduction shall not be required to be effected immediately but may be effected in accordance with such plan (with such modifications as the Company may reasonably determine and as are reasonably acceptable to the Required Holders), so long as such Borrowing Base Deficiency is cured within such 30-Business-Day period.

(b) Offer to Prepay Notes. The offer to prepay the Notes contemplated by paragraph (a) of this Section 8.4 shall be an offer to prepay, in accordance with and subject to this Section 8.4, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Section 8.4 Proposed Prepayment Date”) on an equal and pro rata basis with the lenders which are being prepaid pursuant to the Senior Secured Credit Agreement as a result of the occurrence of such Borrowing Base Deficiency. The Section 8.4 Proposed Prepayment Date shall not be later than the date on which the Company proposes to make a payment to the lenders under the Senior Secured Credit Agreement as required by the aforesaid notice of such Borrowing Base Deficiency.

(c) Rejection. A holder of the Notes may accept the offer to prepay made pursuant to this Section 8.4 by causing a notice of such acceptance to be delivered to the Company not later than 3 Business Days after receipt by such holder of the most recent offer of prepayment. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.4 shall be deemed to constitute a rejection of such offer by such holder.

(d) Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.4 shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to, but excluding, the date of prepayment, but without the Make-Whole Amount or any

BLACKROCK KELSO CAPITAL CORPORATION	NOTE PURCHASE AGREEMENT

other premium. The prepayment shall be made on the Section 8.4 Proposed Prepayment Date, except as provided in paragraph (e) of this Section 8.4.

(e) Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.4 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying:

(i) the Section 8.4 Proposed Prepayment Date;

(ii) that such offer is made pursuant to this Section 8.4;

(iii) the principal amount of each Note offered to be prepaid;

(iv) the interest that would be due on each Note offered to be prepaid, accrued to, but excluding, the Section 8.4 Proposed Prepayment Date;

(v) that the conditions of this Section 8.4 have been fulfilled; and

(vi) in reasonable detail, the nature and amount of the Borrowing Base Deficiency.

(f) Other Covered Indebtedness. Notwithstanding the foregoing, in the event that a Borrowing Base Deficiency shall exist, the Company shall not prepay or reduce any Other Covered Indebtedness consisting of Unsecured Shorter-Term Indebtedness unless:

(i) prior to, and without giving effect to, any prepayment of the Notes, the Term Loans (or providing cover therefor), the Revolving Loans (or providing cover for letters of credit issued under the Senior Secured Credit Agreement), any Secured Longer-Term Indebtedness or any Secured Shorter-Term Indebtedness as a result of such Borrowing Base Deficiency, a Borrowing Base Deficiency would not exist on a pro forma basis assuming such Unsecured Shorter-Term Indebtedness was not included in the “Covered Debt Amount” used in determining such Borrowing Base Deficiency, and

(ii) the Company would be in compliance with Section 10.7(b) on a pro forma basis assuming such Unsecured Shorter-Term Indebtedness was reduced with such prepayment.

Section 8.5. Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be (a) allocated among each series of Notes in proportion to the aggregate unpaid principal amount of each such series of Notes and (b) allocated pro rata among all of the holders of each series of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment. All partial prepayments made pursuant to

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Section 8.3 or 8.4 shall be applied only to the Notes of the holders who have elected to participate in such prepayment.

Section 8.6. Maturity; Surrender, Etc. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to, but excluding, such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.7. Purchase of Notes. The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any series of the outstanding Notes or any part or portion of any series thereof except upon the payment or prepayment of each series of the Notes in accordance with the terms of this Agreement and the Notes. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Section 8.8. Make-Whole Amount and Modified Make-Whole Amount. The terms “Make-Whole Amount” and “Modified Make-Whole Amount” mean, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal; provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount and the Modified Make-Whole Amount, the following terms have the following meanings:

“Applicable Percentage” in the case of the computation of the Modified Make-Whole Amount for purposes of Section 8.9 means 1.00% (100 basis points) and in the case of a computation of the Make-Whole Amount for any other purpose means 0.50% (50 basis points).

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a

BLACKROCK KELSO CAPITAL CORPORATION	NOTE PURCHASE AGREEMENT

discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (x) the Applicable Percentage plus (y) the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. In the case of each determination under clause (i) or clause (ii), as the case may be, of the preceding paragraph, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable U.S. Treasury security with the maturity closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (a) such Called Principal into (b) the sum of the products obtained by multiplying (i) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (ii) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date; provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or 12.1. For the avoidance of doubt, the Adjusted Interest Rate then in effect shall be used in connection with any computation of the Remaining Scheduled Payments.

BLACKROCK KELSO CAPITAL CORPORATION	NOTE PURCHASE AGREEMENT

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

Section 8.9 Prepayment for Tax Reasons. (a) The Company shall have an option to prepay the Notes in whole, but not in part, at any time, on giving not less than 30 nor more than 60 days’ notice to the Foreign Holders (which notice shall be irrevocable) by payment of the principal amount, together with interest accrued to the date fixed for prepayment and with a premium in an amount equal to the Modified Make-Whole Amount, determined as of two Business Days prior to the date of such prepayment pursuant to this Section 8.9, if (i) the Company (a) has or will become obliged to pay additional amounts as provided or referred to in Section 14.3 as a result of any change in, or amendment to, the laws, regulations or rulings of the United States or any political subdivision or any authority thereof or therein having power to tax, or any change in the application or official interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change or amendment becomes effective on or after the date of the Closing and (b) in its business judgment, determines that such obligation cannot be avoided by the use of reasonable measures available to it; or (ii) (a) any action has been taken by a taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, the United States or any political subdivision or taxing authority thereof or therein, including any actions specified in (i) above, whether or not such action was taken or decision was rendered with respect to the Company, or any change, amendment, application or interpretation shall be officially proposed, which, in any such case, in the written opinion of independent legal counsel of recognized legal standing, will result in a material probability that the Company will become obligated to pay additional amounts and (b) in its business judgment the Company determines that such obligation cannot be avoided by the use of reasonable measures available to it; provided that no such notice of prepayment shall be given earlier than 60 days prior to the earliest date on which the Company would be obliged to pay such additional amounts if a payment in respect of such Notes held by the Foreign Holders were then due.

(b) Prior to the giving of any notice of prepayment pursuant to this Section 8.9, the Company shall deliver to the Foreign Holder of any Note to be prepaid (1) a certificate signed by two officers of the Company stating that the Company is entitled to effect such prepayment and setting forth a statement of facts showing that the conditions precedent to the right of the Company so to prepay have occurred and (2) in the case of a determination under (ii) above, an opinion of independent legal advisers of recognized standing to the effect that there is a material probability that the Company will become obliged to pay such additional amounts as a result of such change or amendment. Upon the expiry of any such notice as is referred to in this Section 8.9, the Company shall be bound to prepay such Note in accordance with this Section 8.9.

(c) Notwithstanding the foregoing, if the Company shall give a Foreign Holder notice of prepayment of any Note pursuant to Section 8.9(a), such Foreign Holder, if it then holds one or more such Notes in an aggregate amount equal to or greater than $5,000,000, shall have a one time option to reject such prepayment; provided however, if such Foreign Holder rejects such

BLACKROCK KELSO CAPITAL CORPORATION	NOTE PURCHASE AGREEMENT

prepayment, Section 14.3(a) shall no longer be operative with respect to any Notes held by such Foreign Holder. To exercise such option, such Foreign Holder shall provide a rejection notice to the Company within ten Business Days after its receipt of the Company’s notice of prepayment. Such notice by a Foreign Holder shall be irrevocable and shall be binding on all subsequent Foreign Holders of such Foreign Holder’s Notes.

(d) The provisions of Sections 8.2 and 8.5 shall not apply to any prepayment pursuant to this Section 8.9.

SECTION 9. AFFIRMATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

Section 9.1. Compliance with Law. The Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, the USA Patriot Act, the applicable provisions of the Investment Company Act and Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, the Company will, and will cause its Subsidiaries to, conduct its business and other activities in compliance in all Material respects with the applicable provisions of the Investment Company Act (including, without limitation, section 18(a)(1)(A) and any applicable “asset coverage” maintenance requirement) and any applicable rules, regulations or orders issued by the SEC thereunder.

Section 9.2. Insurance. The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective material properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

Section 9.3. Maintenance of Properties. The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties material to the conduct of their respective businesses, in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times; provided that this Section 9.3 shall not prevent the Company or any Subsidiary from

BLACKROCK KELSO CAPITAL CORPORATION	NOTE PURCHASE AGREEMENT

discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4. Payment of Taxes and Claims. The Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary; provided that neither the Company nor any Subsidiary need pay any such tax, assessment, charge, levy or claim if (a) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (b) the nonpayment of all such taxes assessments, charges, levies and claims in the aggregate could not reasonably be expected to have a Material Adverse Effect.

Section 9.5. Legal Existence, Etc. Subject to Section 10.3, the Company will at all times preserve and keep in full force and effect its legal existence and the Company will at all times preserve and keep in full force and effect the legal existence of each of its Subsidiaries and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such legal existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

Section 9.6. Notes to Rank Pari Passu. The Notes and all other obligations under this Agreement of the Company are and at all times shall rank at least pari passu in right of payment with all other present and future Senior Secured Indebtedness (actual or contingent) of the Company which is not expressed to be subordinate or junior in rank to any other Senior Secured Indebtedness of the Company.

Section 9.7. New Subsidiaries; Further Assurances. (a) In the event that the Company or any of its Subsidiaries shall form or acquire any new Subsidiary, the Company will cause the Collateral and Guarantee Requirement with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Obligor to be satisfied with respect to such Subsidiary. If such new Subsidiary (other than a Financing Subsidiary) is or will become an Obligor, the Company will cause the entire Collateral and Guarantee Requirement to be satisfied by and with respect to such Subsidiary.

(b) (i) The Company will, and will cause each of the Subsidiary Guarantors to, take such action from time to time as shall reasonably be requested by the Required Holders to

BLACKROCK KELSO CAPITAL CORPORATION	NOTE PURCHASE AGREEMENT

effectuate the purposes and objectives of this Agreement. Without limiting the generality of the foregoing, the Company will, and will cause each of the Subsidiary Guarantors to, take such action from time to time as may be required under any applicable law, or that the Required Holders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Obligors. The Company also agrees to provide to the holders of the Notes, from time to time upon request, evidence reasonably satisfactory to the Required Holders as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(ii) The Company shall provide the holders of the Notes with a copy of any amendment, supplement or modification to the Portfolio Pricing Practices as soon as practicable after its adoption and accompanied by a copy of a resolution (if any) of the Board of Directors of the Company that such amendment, supplement or modification has been approved by the Company.

Section 9.8. Books and Records. The Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP.

Section 9.9. Status of RIC and BDC. The Company shall at all times maintain its status as a RIC under the Code, and as a “business development company” under the Investment Company Act.

Section 9.10. Investment Policies. The Company shall at all times be in compliance with its Investment Policies, except to the extent that the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.

Section 9.11. Portfolio Valuation and Diversification, Etc.

(a) Industry Classification Groups. For purposes of this Agreement, the Company shall in its reasonable determination assign each Portfolio Investment to an Industry Classification Group. To the extent that any Portfolio Investment is not correlated with the risks of other Portfolio Investments in an Industry Classification Group established by Moody’s, such Portfolio Investment may be assigned by the Company to the Industry Classification Group that is most closely correlated to such Portfolio Investment. In the absence of any correlation, the Company shall be permitted, upon notice to the holders of the Notes to create up to three additional industry classification groups for purposes of this Agreement.

(b) Portfolio Valuation, Etc.

(i) Settlement Date Basis. Solely for purposes of determining the Borrowing Base, all determinations of whether an investment is to be included as a Portfolio Investment shall be determined on a settlement-date basis (meaning that any investment that has been purchased will not be treated as a Portfolio Investment until such purchase

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has settled, and any Portfolio Investment which has been sold will not be excluded as a Portfolio Investment until such sale has settled), provided that to the extent that any investment has not been paid for in full, only the portion thereof that has been paid for in full and with respect to which the Company has ownership rights in the investment and the power to transfer rights in the investment shall be included as a Portfolio Investment. For the avoidance of doubt, this paragraph (b)(i) is not intended to require the Company to reflect investment transactions on a settlement-date basis in any financial statements or books of record or other documents required to be prepared in accordance with GAAP if doing so would cause such financial statements, books of record or other documents to fail to be in accordance with GAAP.

(ii) Determination of Values. The Company shall determine the values of its Portfolio Investments in accordance with its Portfolio Pricing Practices. Solely for purposes of determining the Borrowing Base, the Value of any Portfolio Investment of the Company and its Subsidiaries shall be increased by the net unrealized gain as at the date such Value is determined of any Hedging Agreement entered into to hedge risks associated with such Portfolio Investment and reduced by the net unrealized loss as at such date of any such Hedging Agreement (such net unrealized gain or net unrealized loss, on any date, to be equal to the aggregate amount receivable or payable under the related Hedging Agreement if the same were terminated on such date).

(A) Unquoted Investments—External Review. With respect to each Portfolio Investment for which market quotation(s) are not readily available, the Company shall request an Approved Third-Party Appraiser to assist the Board of Directors of the Company in determining the fair market value of such Portfolio Investment, as at the last day of each fiscal quarter, provided that

(x) the Value of any such Portfolio Investment (i.e., a Portfolio Investment for which market quotations are not readily available) acquired during a fiscal quarter shall be deemed to be no more than the cost of such Portfolio Investment until such time as the fair market value of such Portfolio Investment is determined in accordance with the foregoing provisions of this sub-clause (A) as at the last day of such fiscal quarter or, as applicable, fiscal year;

(y) notwithstanding the foregoing, the Board of Directors of the Company may determine the fair market value of any such Portfolio Investment (i.e., a Portfolio Investment for which market quotation(s) are not readily available) in accordance with the Portfolio Pricing Practices (and without the assistance of an Approved Third-Party Appraiser), provided that for purposes of calculating the Borrowing Base:

(i) the combined aggregate Value of all First-Tier Non-Appraised Portfolio Investments and Second-Tier Non-Appraised Portfolio Investments shall not at any time exceed

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10% of the Borrowing Base, and the Borrowing Base shall be reduced to the extent such combined aggregate Value would otherwise exceed 10% of the Borrowing Base;

(ii) the aggregate Value of all Second-Tier Non-Appraised Portfolio Investments shall not at any time exceed 5% of the Borrowing Base, and the Borrowing Base shall be reduced to the extent such aggregate Value would otherwise exceed 5% of the Borrowing Base; and

(iii) the Value of any Disqualified Non-Appraised Portfolio Investment shall be deemed to be zero;

(B) Internal Review. The Company shall conduct internal reviews of all Portfolio Investments at least once each calendar week which shall take into account any events of which the Company has knowledge that adversely affect the value of the Portfolio Investments. If the value of any Portfolio Investment as most recently determined by the Company pursuant to this Section 9.11(b)(ii)(B) is lower than the value of such Portfolio Investment as most recently determined pursuant to Section 9.11(b)(ii)(A), such lower value shall be deemed to be the “Value” of such Portfolio Investment for purposes hereof;

(C) Failure to Determine Values. If the Company shall fail to determine the value of any Portfolio Investment for which market quotation(s) are not readily available as at any date pursuant to the requirements of the foregoing sub-clauses (A) or (B), then the “Value” of such Portfolio Investment as at such date shall be deemed to be zero.

For purposes of the foregoing, the following terms have the following meanings:

“Non-Appraised Portfolio Investment” means, with respect to any fiscal quarter, any Portfolio Investment for which market quotation(s) are not readily available and for which the fair market value thereof was determined by the Board of Directors as at the last day of such fiscal quarter without the assistance of an Approved Third-Party Appraiser.

“First-Tier Non-Appraised Portfolio Investment” means any Non-Appraised Portfolio Investment from and after the end of the first full fiscal quarter following the later of (i) the end of the most recent fiscal quarter as of which the fair market value of such investment was determined with the assistance of an Approved Third-Party Appraiser and (ii) the end of the fiscal quarter in which such investment was first included as a Portfolio Investment, other than a Second-Tier Non-Appraised Portfolio Investment or a Disqualified Non-Appraised Portfolio Investment.

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“Second-Tier Non-Appraised Portfolio Investment” means any Non-Appraised Portfolio Investment from and after the end of the second full fiscal quarter following the later of:

(i) the end of the most recent fiscal quarter as of which the fair market value of such investment was determined with the assistance of an Approved Third-Party Appraiser and

(ii) the end of the fiscal quarter in which such investment was first included as a Portfolio Investment.

“Disqualified Non-Appraised Portfolio Investment” means any Non-Appraised Portfolio Investment from and after the end of the fourth full fiscal quarter following the later of (i) the end of the most recent fiscal quarter as of which the fair market value of such investment was determined with the assistance of an Approved Third-Party Appraiser and (ii) the end of the fiscal quarter in which such investment was first included as a Portfolio Investment.

The determination of whether any Portfolio Investment is a Non-Appraised Portfolio Investment, First-Tier Non-Appraised Portfolio Investment, Second-Tier Non-Appraised Portfolio Investment or Disqualified Non-Appraised Portfolio Investment as at the last day of any fiscal quarter shall be effective as at such last day and continue in effect to but excluding the last day of the next fiscal quarter. Such determination need not be made until on or prior to the date upon which the financial statements for such fiscal quarter are delivered or required to be delivered, whichever is earlier, pursuant to Section 7.1(a) or (b), as applicable.

Notwithstanding the foregoing, determinations as to whether a Non-Appraised Portfolio Investment held as of the date hereof is a First-Tier Non-Appraised Portfolio Investment, a Second-Tier Non-Appraised Portfolio Investment or a Disqualified Non-Appraised Portfolio Investment, shall, with respect to clause (ii) of each such definition, be calculated with respect to the fiscal quarter in which such investment was first acquired by the Company.

(c) Diversification Requirements. The Company will, and will cause its Subsidiaries (other than Financing Subsidiaries that are exempt from the provisions of the Code applicable to RICs), subject to applicable grace periods set forth in the Code, to comply with the portfolio diversification and similar requirements set forth in the Code applicable to RICs.

Section 9.12. Calculation of Borrowing Base. For purposes of this Agreement, the “Borrowing Base” shall be determined, as at any date of determination, as the sum of the Advance Rates of the Value of each Portfolio Investment (excluding any cash held by the Bank Administrative Agent in the Cash Collateral Accounts), provided that:

(a) the Advance Rate applicable to that portion of the aggregate Value of the Portfolio Investments of all issuers in a consolidated group of corporations or other entities, in accordance with GAAP, that exceeds 10% of Shareholders’ Equity of the Company (which, for purposes of this calculation shall exclude the aggregate amount of

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investments in, and advances to, Financing Subsidiaries) shall be 50% of the Advance Rate otherwise applicable;

(b) the Advance Rate applicable to that portion of the aggregate Value of the Portfolio Investments of all issuers in a consolidated group of corporations or other entities, exceeding 20% of Shareholders’ Equity of the Company (which, for purposes of this calculation shall exclude the aggregate amount of investments in, and advances to, Financing Subsidiaries) shall be 0%;

(c) the portion of the Borrowing Base attributable to common equity, warrants and non-Performing Portfolio Investments shall not exceed 25% of the Covered Debt Amount and the Borrowing Base shall be reduced to the extent such portion would otherwise exceed 25% of the Covered Debt Amount;

(d) the Advance Rate applicable to that portion of the aggregate Value of the Portfolio Investments in any single Industry Classification Group that exceeds 20% of Shareholders’ Equity of the Company (which for purposes of this calculation shall exclude the aggregate amount of investments in, and advances to, Financing Subsidiaries) shall be 0%, provided that, with respect to the Portfolio Investments in a single Industry Classification Group from time to time designated by the Company to the holders of the Notes, such 20% figure shall be increased to 30% and, accordingly, only to the extent that the Value for such single Industry Classification Group exceeds 30% of the Shareholders’ Equity shall the Advance Rate applicable to such excess Value be 0%;

(e) no Portfolio Investment may be included in the Borrowing Base until such time as such Portfolio Investment has been Delivered (as defined in the Guarantee and Security Agreement) to the Collateral Agent, and then only for so long as such Portfolio Investment continues to be Delivered as contemplated therein; and

(f) to the extent that more than one Advance Rate is applicable to any particular Portfolio Investment, the Company may apply the highest of such Advance Rates to the Value of such Portfolio Investment for purposes of determining the Borrowing Base.

As used herein, the following terms have the following meanings:

“Advance Rate” means, as to any Portfolio Investment and subject to adjustment as provided in Section 9.12(a) and (c), the following percentages with respect to such Portfolio Investment:

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PORTFOLIO INVESTMENT	QUOTED	UNQUOTED

Cash, Cash Equivalents and Short-Term U.S. Government Securities	100%	n.a.
Long-Term U.S. Government Securities	95%	n.a.
Other Short-Term Securities	90%	n.a.
Performing First Lien Bank Loans	85%	75%
Performing Second Lien Bank Loans	75%	65%
Performing Unsecured Bank Loans	70%	60%
Performing Cash Pay High Yield Securities	70%	60%
Performing Cash Pay Mezzanine Investments	65%	55%
Performing Non-Cash Pay High Yield Securities	60%	50%
Performing Non-Cash Pay Mezzanine Investments	55%	45%
Non-Performing First Lien Bank Loans	50%	50%
Non-Performing Second Lien Bank Loans	40%	40%
Non-Performing Unsecured Bank Loans	30%	30%
Non-Performing High Yield Securities	35%	35%
Non-Performing Mezzanine Investments	35%	35%
Performing Common Equity	40%	40%

“Bank Loans” means debt obligations (including, without limitation, term loans, revolving loans, debtor-in-possession financings, the funded and unfunded portion of revolving credit lines and letter of credit facilities and other similar loans and investments including interim loans and senior subordinated loans) which are generally under a syndicated loan or credit facility.

“Capital Stock” of any Person means any and all shares of corporate stock (however designated) of, and any and all other equity interests and participations representing ownership interests (including membership interests and limited liability company interests) in, such Person.

“Cash” has the meaning assigned to such term in Schedule B.

“Cash Equivalents” has the meaning assigned to such term in Schedule B.

“First Lien Bank Loan” means a Bank Loan that is entitled to the benefit of a first lien and first priority perfected security interest on a substantial portion of the assets of the respective borrower and guarantors obligated in respect thereof.

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“High Yield Securities” means debt Securities and Preferred Stock, in each case (a) issued by public or private issuers, (b) issued pursuant to an effective registration statement or pursuant to Rule 144A under the Securities Act (or any successor provision thereunder) and (c) that are not Cash Equivalents, Mezzanine Investments or Bank Loans.

“Long-Term U.S. Government Securities” means U.S. Government Securities maturing more than one year from the applicable date of determination.

“Mezzanine Investments” means debt Securities (including convertible debt Securities (other than the “in-the-money” equity component thereof)) and Preferred Stock in each case (a) issued by public or private issuers, (b) issued without registration under the Securities Act, (c) not issued pursuant to Rule 144A under the Securities Act (or any successor provision thereunder), (d) that are not Cash Equivalents and (e) contractually subordinated in right of payment to other debt of the same issuer.

“Non-Performing First Lien Bank Loans” means First Lien Bank Loans other than Performing First Lien Bank Loans.

“Non-Performing High Yield Securities” means High Yield Securities other than Performing High Yield Securities.

“Non-Performing Mezzanine Investments” means Mezzanine Investments other than Performing Mezzanine Investments.

“Non-Performing Second Lien Bank Loans” means Second Lien Bank Loans other than Performing Second Lien Bank Loans.

“Non-Performing Unsecured Bank Loans” are Unsecured Bank Loans, other than Performing Unsecured Bank Loans.

“Other Short-Term Securities” means debt Securities maturing within one year from the date of acquisition and having, at such date of acquisition a credit rating of at least A-2 from S&P or at least P-2 from Moody’s, in each case that are not Cash Equivalents or Short-Term U.S. Government Securities.

“Performing” means (a) with respect to any Portfolio Investment that is debt, the issuer of such Portfolio Investment is not in default of any payment obligations in respect thereof, after the expiration of any applicable grace period and (b) with respect to any Portfolio Investment that is Preferred Stock, the issuer of such Portfolio Investment has not failed to meet any scheduled redemption obligations or to pay its latest declared cash dividend, after the expiration of any applicable grace period.

“Performing Cash Pay High Yield Securities” means High Yield Securities (a) as to which, at the time of determination, not less than 2/3rds of the interest (including accretions and

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“pay-in-kind” interest) for the current monthly, quarterly, semiannual or annual period (as applicable) is payable in cash and (b) which are Performing.

“Performing Cash Pay Mezzanine Investments” means Mezzanine Investments (a) as to which, at the time of determination, not less than 2/3rds of the interest (including accretions and “pay-in-kind” interest) for the current monthly, quarterly, semi-annual or annual period (as applicable) is payable in cash and (b) which are Performing.

“Performing Common Equity” means Capital Stock (other than Preferred Stock) and warrants of an issuer all of whose outstanding debt is Performing.

“Performing First Lien Bank Loans” means First Lien Bank Loans which are Performing.

“Performing Non-Cash Pay High Yield Securities” means Performing High Yield Securities other than Performing Cash Pay High Yield Securities.

“Performing Non-Cash Pay Mezzanine Investments” means Performing Mezzanine Investments other than Performing Cash Pay Mezzanine Investments.

“Performing Second Lien Bank Loans” means Second Lien Bank Loans which are Performing.

“Performing Unsecured Bank Loans” means Unsecured Bank Loans which are Performing.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to any shares (or other interests) of other Capital Stock of such Person, and shall include, without limitation, cumulative preferred, non-cumulative preferred, participating preferred and convertible preferred Capital Stock.

“Second Lien Bank Loan” means a Bank Loan that is entitled to the benefit of a second lien and second priority perfected security interest on a substantial portion of the assets of the respective borrower and guarantors obligated in respect thereof.

“Securities” means common and preferred stock, units and participations, member interests in limited liability companies, partnership interests in partnerships, notes, bonds, debentures, trust receipts and other obligations, instruments or evidences of indebtedness, including debt instruments of public and private issuers and tax-exempt securities (including warrants, rights, put and call options and other options relating thereto, representing rights, or any combination thereof) and other property or interests commonly regarded as securities or any form of interest or participation therein, but not including Bank Loans.

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“Securities Act” has the meaning assigned to such term in Schedule B.

“Short-Term U.S. Government Securities” means U.S. Government Securities maturing within one year of the applicable date of determination.

“U.S. Government Securities” has the meaning assigned to such term in Schedule B.

“Unsecured Bank Loan” means a Bank Loan other than a First Lien Bank Loan or a Second Lien Bank Loan.

“Value” means, with respect to any Portfolio Investment, the value as determined pursuant to Section 9.11(b)(ii).

Section 9.13. Portfolio Valuation and Borrowing Base Most Favored Lender. (a) If at any time the Company enters into any amendment, supplement, waiver, change, clarification, interpretation, consent or other modification (individually a “Modification” and, collectively, “Modifications”) to any of Sections 5.11, 5.12 or 5.13 of the Senior Secured Credit Agreement or to any defined term contained or used in any of said Sections 5.11, 5.12 or 5.13, then and in any such event the Company shall give written notice thereof to each holder of the Notes not later than 10 Business Days following the date of any such Modification or Modifications, as the case may be. Effective on the date of such Modification or Modifications under and pursuant to the Senior Secured Credit Agreement, such Modification or Modifications, whether or not more or less restrictive upon the Company, shall then and thereupon be deemed to have been incorporated herein with respect to Sections 9.10, 9.11 or 9.12 and/or any defined term contained or used therein, as the case may be. The Company further covenants to promptly execute and deliver at its expense (including, without limitation, the fees and expenses of one counsel for the holders of the Notes) each and every amendment to this Agreement reasonably considered to be necessary or appropriate by the Required Holders for purposes of maintaining clarity and consistency between Sections 5.11, 5.12 and 5.13 of the Senior Secured Credit Agreement and related defined terms contained or used therein and Sections 9.10, 9.11 or 9.12 and related defined terms contained or used therein; provided that the execution and delivery of any such amendment shall not be a precondition to the effectiveness of such alteration or alterations, but shall merely be for the convenience of the parties hereto.

(b) The Company agrees that it will not, nor will it permit any Subsidiary or Affiliate to, directly or indirectly, pay or cause to be paid any consideration or remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any creditor of the Company as consideration for or as an inducement to the entering into by any such creditor of any Modification to any of Sections 5.11, 5.12 or 5.13 of the Senior Secured Credit Agreement, the effect of which Modification is to exclude, terminate, loosen, tighten or otherwise amend or modify any of Sections 5.11, 5.12 or 5.13 of the Senior Secured Credit Agreement, unless such consideration or remuneration is concurrently paid, on the same terms, and in an amount bearing the same proportion to the aggregate outstanding principal amount of the Notes as the amount

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paid to such other creditor bears to the aggregate principal amount of indebtedness owing by the Company to such other creditor, ratably to all of the holders of the Notes then outstanding.

Section 9.14. Rating Confirmation. No later than January 18 of each year, the Company shall provide a notice to each of the holders of the Notes sent in the manner provided in Section 18 with respect to any then current Ratings, which shall include a Rating from at least one Rating Agency.

SECTION 10. NEGATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

Section 10.1. Indebtedness. The Company will not, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness evidenced by the Notes or outstanding under or incurred pursuant to the Senior Secured Credit Agreement;

(b) Secured Longer-Term Indebtedness and Unsecured Longer-Term Indebtedness in an aggregate amount that (i) taken together with other then-outstanding Indebtedness, does not exceed the amount required to comply with the provisions of Section 10.7(b) and (ii) in the case of Secured Longer-Term Indebtedness, taken together with Indebtedness permitted under clauses (a) and (g) of this Section 10.1 does not exceed the Borrowing Base;

(c) Other Permitted Indebtedness;

(d) Indebtedness of Financing Subsidiaries;

(e) repurchase obligations arising in the ordinary course of business with respect to U.S. Government Securities;

(f) obligations payable to clearing agencies, brokers or dealers in connection with the purchase or sale of securities in the ordinary course of business;

(g) Secured Shorter-Term Indebtedness and Unsecured Shorter-Term Indebtedness in an aggregate amount (determined at the time of the incurrence of such Indebtedness) not exceeding 5% of Shareholders’ Equity and that (i) taken together with other then-outstanding Indebtedness, does not exceed the amount required to comply with the provisions of Section 10.7(b) and (ii) taken together with Indebtedness permitted under clause (a), and Secured Longer-Term Indebtedness permitted under clause (b), of this Section 10.1, does not exceed the Borrowing Base; and

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(h) obligations (including Guarantees) in respect of Standard Securitization Undertakings.

Section 10.2. Liens. The Company will not, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) any Lien on any property or asset of the Company existing on the date of the Closing and set forth on Schedule 5.15, provided that (i) no such Lien shall extend to any other property or asset of the Company or any of its Subsidiaries and (ii) any such Lien shall secure only those obligations which it secures on the date of Closing and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(b) Liens created pursuant to the Security Documents (including the Liens created thereunder with respect to the obligations under the Senior Secured Credit Agreement);

(c) Liens securing obligations of Financing Subsidiaries;

(d) Liens on Special Equity Interests included in the Portfolio Investments of the Company but only to the extent securing obligations in the manner provided in the definition of “Special Equity Interests” contained in Schedule B;

(e) Liens securing Indebtedness or other obligations in an aggregate principal amount not exceeding $10,000,000 at any one time outstanding (which may cover Portfolio Investments, but only to the extent released from the Lien in favor of the Collateral Agent in accordance with the requirements of Section 10.03 of the Guarantee and Security Agreement), so long as at the time thereof the aggregate amount of Indebtedness permitted under clauses (a), (b) and (g) of Section 10.1, does not exceed the lesser of (i) the Borrowing Base and (ii) the amount required to comply with the provisions of Section 10.7(b); and

(f) Permitted Liens.

Section 10.3. Fundamental Changes. The Company will not, nor will it permit any of its Subsidiaries (other than Financing Subsidiaries) to, liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution). The Company will not, nor will it permit any of its Subsidiaries (other than Financing Subsidiaries) to, enter into any transaction of merger or consolidation or amalgamation, or acquire any business or property from, or capital stock of, or be a party to any acquisition of, any Person, except for purchases or acquisitions of Portfolio Investments and other assets in the normal course of the day-to-day business activities of the Company and its Subsidiaries and not in violation of the terms and conditions of this Agreement or any Security Document. The

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Company will not, nor will it permit any of its Subsidiaries (other than Financing Subsidiaries) to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any part of its assets, whether now owned or hereafter acquired, but excluding (x) assets sold or disposed of in the ordinary course of business (including to make expenditures of cash and dispositions of investments in connection with exits and work-outs in the normal course of the day-to-day business activities of the Company and its Subsidiaries) and (y) subject to the provisions of clause (d) below, Portfolio Investments (to the extent not otherwise included in clause (x) of this Section 10.3).

Notwithstanding the foregoing provisions of this Section 10.3:

(a) any Subsidiary Guarantor of the Company may be merged or consolidated with or into the Company or any other Subsidiary Guarantor; provided that (i) at the time thereof and after giving effect thereto, no Default shall have occurred or be continuing, (ii) if any such transaction shall be between a Subsidiary Guarantor and a Wholly-owned Subsidiary Guarantor, the Wholly-owned Subsidiary Guarantor shall be the continuing or surviving corporation and (iii) if any such transaction shall be between the Company and a Subsidiary Guarantor, the Company shall be the continuing or surviving corporation;

(b) any Subsidiary of the Company may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Company or any Wholly-owned Subsidiary Guarantor of the Company;

(c) the capital stock of any Subsidiary of the Company may be sold, transferred or otherwise disposed of to the Company or any Wholly-owned Subsidiary Guarantor of the Company;

(d) the Obligors may sell, transfer or otherwise dispose of Portfolio Investments to a Financing Subsidiary so long as (i) after giving effect to such sale, transfer or other disposition (and any concurrent acquisitions of Portfolio Investments or payment of the outstanding principal amount of the Notes, Indebtedness outstanding under and pursuant to the Senior Secured Credit Agreement and/or Other Covered Indebtedness) the Covered Debt Amount does not exceed the Borrowing Base and the Company delivers a certificate of a Senior Financial Officer to such effect to the holders of the Notes and (ii) either (x) the amount of any excess availability under the Borrowing Base immediately prior to such release is not diminished as a result of such release or (y) the Borrowing Base immediately after giving effect to such release is at least 110% of the Covered Debt Amount;

(e) the Company or any Subsidiary may merge or consolidate with any other Person so long as at the time thereof and after giving effect thereto, no Default or Event of Default shall have occurred or be continuing and provided that (i) if any such transaction shall be between the Company and another Person, the Company shall be the continuing or surviving corporation, (ii) if any such transaction shall be between a Wholly-owned Subsidiary Guarantor and another Person (other than the Company), a

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Wholly-owned Subsidiary Guarantor shall be the continuing or surviving corporation, and (iii) if any such transaction shall be between a Subsidiary Guarantor and another Person (other than the Company or a Wholly-owned Subsidiary Guarantor), a Subsidiary Guarantor shall be the continuing or surviving corporation, and (iv) in any such case each Subsidiary Guarantor shall have affirmed in writing its obligations under the Guarantee and Security Agreement, including, without limitation, its obligations as a Subsidiary Guarantor; and

(f) the Company and its Subsidiaries may sell, lease, transfer or otherwise dispose of equipment or other property or assets that do not consist of Portfolio Investments so long as the aggregate amount of all such sales, leases, transfer and dispositions does not exceed $10,000,000 in any fiscal year.

Section 10.4. Investments. The Company will not, nor will it permit any of its Subsidiaries to, acquire, make or enter into, or hold, any Investments except:

(a) operating deposit accounts with banks;

(b) Investments by the Company and the Subsidiary Guarantors in the Company and the Subsidiary Guarantors;

(c) Hedging Agreements entered into in the ordinary course of the Company’s and its Subsidiaries’ financial planning and not for speculative purposes;

(d) Portfolio Investments by the Company and its Subsidiaries to the extent such Portfolio Investments are permitted under the provisions of the Investment Company Act applicable to business development companies and the Company’s Investment Policies;

(e) Investments in Financing Subsidiaries; and

(f) additional Investments acquired, made, entered into or held after the date of the Closing up to but not exceeding $10,000,000 in the aggregate.

For purposes of clause (f) of this Section 10.4, the aggregate amount of an Investment at any time shall be deemed to be equal to (A) the aggregate amount of cash, together with the aggregate fair market value of property, loaned, advanced, contributed, transferred or otherwise invested that gives rise to such Investment minus (B) the aggregate amount of dividends, distributions or other payments received in cash in respect of such Investment, provided that in no event shall the aggregate amount of such Investment be deemed to be less than zero; the amount of an Investment shall not in any event be reduced by reason of any write-off of such Investment nor increased by any increase in the amount of earnings retained in the Person in which such Investment is made that have not been dividended, distributed or otherwise paid out.

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Section 10.5. Restricted Payments. The Company will not, nor will it permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that the Company may declare and pay:

(a) dividends with respect to the capital stock of the Company to the extent payable in additional shares of the Company’s common stock;

(b) dividends and distributions in either case in cash or other property (excluding for this purpose the Company’s common stock) in any taxable year of the Company in amounts not to exceed the amount that is estimated in good faith by the Company to be required to (i) reduce to zero for such taxable year or for the previous taxable year, its investment company taxable income (within the meaning of section 852(b)(2) of the Code), and reduce to zero the tax imposed by section 852(b)(3) of the Code, and (ii) avoid federal excise taxes for such taxable year imposed by section 4982 of the Code;

(c) dividends and distributions in each case in cash or other property (excluding for this purpose the Company’s common stock) in addition to the dividends and distributions permitted under the foregoing clauses (a) and (b), so long as on the date of such Restricted Payment and after giving effect thereto:

(i) no Default or Event of Default shall have occurred and be continuing; and

(ii) the aggregate amount of Restricted Payments made during any taxable year of the Company after the date of the Closing under this clause (c) shall not exceed the sum of (x) an amount equal to 10% of the taxable income of the Company for such taxable year determined under section 852(b)(2) of the Code, but without regard to subparagraphs (A), (B) or (D) thereof, minus (y) the amount, if any, by which dividends and distributions made during such taxable year pursuant to the foregoing clause (b) (whether in respect of such taxable year or the previous taxable year) based upon the Company’s estimate of taxable income exceeded the actual amounts specified in subclauses (i) and (ii) of such foregoing clause (b) for such taxable year.

(d) other Restricted Payments so long as (i) on the date of such other Restricted Payment and after giving effect thereto (x) the Covered Debt Amount does not exceed 90% of the Borrowing Base and (y) no Default or Event of Default shall have occurred and be continuing and (ii) on the date of such other Restricted Payment the Company delivers to the holders of the Notes a Borrowing Base Certificate as at such date demonstrating compliance with subclause (x) after giving effect to such Restricted Payment. For purposes of preparing such Borrowing Base Certificate, (A) the fair market value of Portfolio Investments for which market quotations are readily available shall be the most recent quotation available for such Portfolio Investment and (B) the fair market

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value of Portfolio Investments for which market quotations are not readily available shall be the Value set forth in the Borrowing Base Certificate most recently delivered by the Company to the holders of the Notes pursuant to Section 7.1(g), provided that the Company shall reduce the Value of any Portfolio Investment referred to in this subclause (B) to the extent necessary to take into account any events of which the Company has knowledge that adversely affect the value of such Portfolio Investment.

Nothing herein shall be deemed to prohibit the payment of Restricted Payments by any Subsidiary of the Company to the Company or to any other Subsidiary Guarantor.

Section 10.6. Certain Restrictions on Subsidiaries. The Company will not permit any of its Subsidiaries (other than Financing Subsidiaries) to enter into or suffer to exist any indenture, agreement, instrument or other arrangement that prohibits or restrains, in each case in any material respect, or imposes materially adverse conditions upon, the incurrence or payment of Indebtedness, the granting of Liens, the declaration or payment of dividends, the making of loans, advances, guarantees or Investments or the sale, assignment, transfer or other disposition of property, except this Agreement, the Senior Secured Credit Agreement and the Guarantee and Security Agreement.

Section 10.7. Certain Financial Covenants.

(a) Minimum Shareholders’ Equity. The Company will not permit Shareholders’ Equity at the last day of any fiscal quarter of the Company to be less than the greater of (i) 40% of the total assets of the Company and its Subsidiaries as at the last day of such fiscal quarter (determined on a consolidated basis, without duplication, in accordance with GAAP) and (ii) $400,000,000 plus 25% of the net proceeds of the sale of Equity Interests by the Company and its Subsidiaries after the date of the Closing.

(b) Asset Coverage Ratio. The Company will not permit the Asset Coverage Ratio to be less than 2.00 to 1 at any time.

(c) Liquidity Test.

(i) The Company will not permit the aggregate Value of the Portfolio Investments that can be converted to Cash in fewer than 10 Business Days without more than a 5% change in price (as determined by the Company in its reasonable discretion) to be less than 15% of the Covered Debt Amount for more than 30 Business Days during any period when the Adjusted Covered Debt Balance is greater than 90% of the Adjusted Borrowing Base.

(ii) The Company will not create, incur or assume any Indebtedness unless, immediately after giving effect thereto, the sum of Shareholder’s Equity and Relevant Available Funds shall be greater than:

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(A) the sum of (1) the aggregate Value of Portfolio Investments plus (2) the aggregate amount of Relevant Investment Commitments of the Obligors; minus

(B) the sum of (1) aggregate Value of Portfolio Investments that can be converted to Cash in fewer than 10 Business Days without more than a 5% change in price (as determined by the Company in its reasonable discretion) plus (2) the aggregate amount of Relevant Investment Commitments of the Obligors that can be converted into Cash in fewer than 10 Business Days without more than a 5% change in price (as determined by the Company in its reasonable discretion) plus (3) without duplication, the aggregate Value of Portfolio Investments maturing on a date not later than six months after the relevant date of determination.

(d) Financial Covenant Most Favored Lender. (i) If at any time the Company enters into any amendment, supplement, waiver, change, clarification, interpretation, consent or other modification (individually a “Financial Covenant Modification” and, collectively, “Financial Covenant Modifications”) to Section 6.07(c) of the Senior Secured Credit Agreement or to any defined term contained or used in Section 6.07(c), then and in any such event the Company shall give written notice thereof to each holder of the Notes not later than 10 Business Days following the date of any such Financial Covenant Modification or Financial Covenant Modifications, as the case may be. Effective on the date of such Financial Covenant Modification or Financial Covenant Modifications under and pursuant to the Senior Secured Credit Agreement, such Financial Covenant Modification or Financial Covenant Modifications, whether or not more or less restrictive upon the Company, shall then and thereupon be deemed to have been incorporated herein with respect to Section 10.7(c) and/or any defined term contained or used therein, as the case may be; provided that if a Default or Event of Default shall have occurred and be continuing at the time Section 10.7(c) and/or any defined term contained or used therein, as the case may be is or are to be so excluded, terminated, loosened, tightened, amended or modified under this Section 10.7(d), the prior written consent thereto of the Required Holders shall be required as a condition to the exclusion, termination, loosening, tightening or other amendment or modification of such Section 10.7(c) and/or any defined term contained or used therein, as the case may be.

(ii) The Company further covenants to promptly execute and deliver at its expense (including, without limitation, the fees and expenses of one counsel for the holders of the Notes) each and every amendment to this Agreement reasonably considered to be necessary or appropriate by the Required Holders for purposes of maintaining clarity and consistency between Section 6.07(c) of the Senior Secured Credit Agreement and related defined terms contained or used therein and Section 10.7(c) and related defined terms contained or used therein; provided that the execution and delivery of any such amendment shall not be a precondition to the effectiveness of such alteration or alterations, but shall merely be for the convenience of the parties hereto.

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(iii) The Company agrees that it will not, nor will it permit any Subsidiary or Affiliate to, directly or indirectly, pay or cause to be paid any consideration or remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any creditor of the Company as consideration for or as an inducement to the entering into by any such creditor of any Financial Covenant Modification to Section 6.07(c) of the Senior Secured Credit Agreement the effect of which Financial Covenant Modification is to exclude, terminate, loosen, tighten or otherwise amend or modify Section 6.07(c) of the Senior Secured Credit Agreement, unless such consideration or remuneration is concurrently paid, on the same terms, and in an amount bearing the same proportion to the aggregate outstanding principal amount of the Notes as the amount paid to such other creditor bears to the aggregate principal amount of indebtedness owing by the Company to such other creditor, ratably to all of the holders of the Notes then outstanding.

Section 10.8. Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, enter into any material transactions with any of its Affiliates, even if otherwise permitted under this Agreement, except (a) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Company and its Subsidiaries not involving any other Affiliate, (c) Restricted Payments permitted by Section 10.5, (d) the transactions provided in the Affiliate Agreements, (e) transactions described on Schedule 10.8(e), (f) any Investment that results in the creation of an Affiliate and (g) Permitted Board-Approved Affiliate Transactions.

Section 10.9. Lines of Business. The Company will not, nor will it permit any of its Subsidiaries to, engage to any material extent in any business other than in accordance with its Investment Policies.

Section 10.10. No Further Negative Pledge. The Company will not, and will not permit any of its Subsidiaries (other than Financing Subsidiaries) to, enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Obligor to create, incur, assume or suffer to exist any Lien upon any of its properties, assets or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following: (a) this Agreement and the Senior Secured Credit Agreement; (b) covenants in documents creating Liens permitted by Section 10.2 prohibiting further Liens on the assets encumbered thereby; (c) customary restrictions contained in leases not subject to a waiver; and (d) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Security Documents on any Collateral securing the “Secured Obligations” under and as defined in the Guarantee and Security Agreement and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Obligor securing the Notes, the Indebtedness outstanding under and pursuant to the Senior Secured Credit Agreement or any Hedging Agreement.

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Section 10.11. Terrorism Sanctions Regulations. The Company will not and will not permit any Subsidiary to (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) engage in any dealings or transactions with any such Person.

Section 10.12. Guarantee and Security Agreement. (a) The Company will not request from the Collateral Agent nor any parties to the Senior Secured Credit Agreement any amendment, supplement, alteration, waiver or other modification of any of the terms or provisions of the Guarantee and Security Agreement or the Senior Secured Credit Agreement if the effect or result of any such amendment, supplement, alteration, waiver or other modification would be the release of Collateral from the Security Documents or Subsidiary Guarantors from the Guarantee and Security Agreement; provided, that for the avoidance of doubt, the foregoing shall not restrict (i) the release of Collateral from the Security Documents or Subsidiary Guarantors from the Guarantee and Security Agreement in connection with a disposition thereof and release in accordance with Sections 10.03(e) and 10.03(f) of the Guarantee and Security Agreement, or (ii) the right of the Company to repay or refinance amounts outstanding under the Senior Secured Credit Agreement.

(b) The Company further agrees that it shall not consent to, facilitate, or take any action with respect to any amendment, supplement, alteration, waiver or other modification of any of the terms or provisions of the Guarantee and Security Agreement or the Senior Secured Credit Agreement if the effect or result of any such amendment, supplement, alteration, waiver or other modification would be the release of Collateral from the Security Documents or Subsidiary Guarantors from the Guarantee and Security Agreement; provided, that for the avoidance of doubt, the foregoing shall not restrict (i) the release of Collateral from the Security Documents or Subsidiary Guarantors from the Guarantee and Security Agreement in connection with a disposition thereof and release in accordance with Sections 10.03(e) and 10.03(f) of the Guarantee and Security Agreement, or (ii) the right of the Company to repay or refinance amounts outstanding under the Senior Secured Credit Agreement; provided, further, that for the avoidance of doubt, the foregoing shall not require the Company to take any affirmative action against the Collateral Agent or any parties to the Senior Secured Credit Agreement to enjoin or prevent any release of Collateral by any of them from the Security Documents or Subsidiary Guarantors from the Guarantee and Security Agreement.

(c) In the event that, notwithstanding the foregoing, Collateral is going to be or has been released from the Security Documents or Subsidiary Guarantors are going to be or have been released from the Guarantee and Security Agreement, in each case in connection with the termination of the Guarantee and Security Agreement, the Company shall as promptly as reasonably practicable after such termination (i) grant to the holders of the Notes a Lien on the assets formerly constituting the Collateral and guaranties from the Subsidiaries formerly constituting Subsidiary Guarantors on terms no less favorable than the Guarantee and Security Agreement and in form and substance satisfactory to the Required Holders, or (ii) obtain consent from the Required Holders for the Notes to remain unsecured; provided, that any such Lien or

BLACKROCK KELSO CAPITAL CORPORATION	NOTE PURCHASE AGREEMENT

guaranties may also secure or guaranty obligations of the Company under or pursuant to any credit agreement or other credit facility entered into in replacement of the Senior Secured Credit Agreement.

SECTION 11. EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable (in the case of clause (d) below, subject to applicable cure periods), whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) the Company defaults in the payment of any interest on any Note for a period of five or more Business Days after the same becomes due and payable; or

(c) the Company defaults in the performance of or compliance with any term contained in (i) Section 9.7(a) or Sections 10.1 through 10.7 or Section 10.12 hereof or Section 7 of the Guarantee and Security Agreement or (ii) Section 7.1(d) hereof and such failure shall continue unremedied for a period of five or more days after notice thereof by any holder of a Note to the Company; or

(d) a Borrowing Base Deficiency shall occur and continue unremedied for a period of five or more Business Days after delivery to the holders of the Notes of a Borrowing Base Certificate pursuant to Section 7.1(h); provided that it shall not be an Event of Default hereunder if the Company shall present the holders of the Notes with a plan reasonably feasible in the opinion of the Required Holders to enable such Borrowing Base Deficiency to be cured within 30 Business Days (which 30-Business Day period shall include the five Business Days permitted for delivery of such plan), so long as such Borrowing Base Deficiency is cured within such 30-Business Day period;

(e) the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b), (c) and (d)) and such default continues for a period of 30 or more days after the Company receives written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(e)); or

(f) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

(g) (i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment, when due and payable, of any principal of or

BLACKROCK KELSO CAPITAL CORPORATION	NOTE PURCHASE AGREEMENT

interest on any Indebtedness that is outstanding in an aggregate principal amount in excess of $25,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount in excess of $25,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or the Company or any Subsidiary is required to prepay, repurchase, redeem or defease such Indebtedness prior to its stated maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; or

(h) the Company or any Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(i) a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Subsidiaries, or any such petition shall be filed against the Company or any of its Subsidiaries and such petition shall continue undismissed for a period of 60 or more days; or

(j) a final judgment or judgments for the payment of money aggregating in excess of $25,000,000 are rendered against one or more of the Company and its Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(k) an ERISA Event shall have occurred that, in the opinion of the Required Holders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

BLACKROCK KELSO CAPITAL CORPORATION	NOTE PURCHASE AGREEMENT

(l) BlackRock Kelso Capital Advisors shall cease to be the investment advisor for the Company; or

(m) the Liens created by the Security Documents shall, at any time with respect to Portfolio Investments having an aggregate Value in excess of 5% of the aggregate Value of all Portfolio Investments, not be valid and perfected (to the extent perfection by filing, registration, recordation, possession or control is required herein or therein) in favor of the Collateral Agent, free and clear of all other Liens (other than Liens permitted under Section 10.2 or under the respective Security Documents); or

(n) except for expiration in accordance with its terms, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect in any material respect, or the enforceability thereof shall be contested by the Company.

As used in Section 11(k), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.

SECTION 12. REMEDIES ON DEFAULT, ETC.

Section 12.1. Acceleration. (a) If an Event of Default with respect to the Company described in Section 11(h) or (i) (other than an Event of Default described in clause (i) of Section 11(h) or described in clause (vi) of Section 11(h) by virtue of the fact that such clause encompasses clause (i) of Section 11(h)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b) If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c) If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (i) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (ii) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for), and that the

BLACKROCK KELSO CAPITAL CORPORATION	NOTE PURCHASE AGREEMENT

provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2. Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3. Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4. No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

Section 12.5. Application of Proceeds from Collateral. Any proceeds received by the Collateral Agent for the benefit of the Secured Parties with respect to any of the Secured Obligations under and pursuant to the terms of the Guarantee and Security Agreement shall be applied in accordance with the terms thereof. Nothing contained in the Guarantee and Security Agreement shall be deemed to

BLACKROCK KELSO CAPITAL CORPORATION	NOTE PURCHASE AGREEMENT

limit the rights of the holders of the Notes to accelerate the same and exercise remedies as contemplated by this Section 12; provided that such holder may not proceed against any Collateral except pursuant to the terms contained in the Guarantee and Security Agreement.

SECTION 13. REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

Section 13.1. Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 13.2. Transfer and Exchange of Notes. (a) Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(a)(C)) for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, of the same series and in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1 or Exhibit 2, as the case may be. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000; provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

(b) Any transfer of a Note made in violation of this Section 13.2 shall be null and void and of no force and effect.

Section 13.3. Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer

BLACKROCK KELSO CAPITAL CORPORATION	NOTE PURCHASE AGREEMENT

(all as specified in Section 18(a)(C)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof,

within ten Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note of the same series, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

SECTION 14. PAYMENTS ON NOTES.

Section 14.1. Place of Payment. Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of Citibank, N.A. in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2. Home Office Payment. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes of the same series pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the

BLACKROCK KELSO CAPITAL CORPORATION	NOTE PURCHASE AGREEMENT

direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

Section 14.3 Taxation. (a) All payments of principal, interest, Make-Whole Amount and Modified Make-Whole Amount in respect of the Notes shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatsoever nature imposed, levied, collected, withheld or assessed by the United States, any other taxing jurisdiction from which or through which the Company makes payments or any political subdivision or any authority thereof or therein having power to tax, unless such withholding or deduction is required by law. In that event, the Company shall pay such additional amounts as will result in the receipt by any holders that are not U.S. persons as defined in I.R.C. § 7701 (collectively, the “Foreign Holders”) of such amounts as would have been received by the Foreign Holders if no such withholding or deduction had been required, except that no such additional amounts shall be payable in respect of any tax, assessment or other governmental charge that:

(1) is imposed or withheld solely by reason of the existence of any present or former connection (other than the mere fact of being a Foreign Holder or the taxing of any enforcement action by a Foreign Holder under this Agreement) between any Foreign Holder and the United States, including, without limitation, such Foreign Holder being or having been a citizen or resident of the United States or treated as being or having been a resident thereof;

(2) is imposed or withheld solely by reason of any Foreign Holder (or any partnership, trust, estate, limited liability company or other fiscally transparent entity of which such Foreign Holder is a partner, beneficiary, settlor or member) (i) being or having been present in, or engaged in a trade or business in, the United States, (ii) being treated as having been present in, or engaged in a trade or business in, the United States, or (iii) having or having had a permanent establishment in the United States;

(3) is an estate, inheritance, gift, sales, transfer, personal property or excise tax or any similar tax assessment or governmental charge;

(4) is, in respect of any payment to any Foreign Holder that is not qualified for the benefits of a U.S. tax treaty providing for zero withholding on interest on the date of this Agreement, imposed on a beneficial owner that actually or constructively owns 10% or more of the total combined voting power of all of the classes of stock of the Company that are entitled to vote within the meaning of Section 871(h)(3) of the Code (as in effect on the date of this Agreement or, in the case of a transfer to another Foreign Holder, as in effect on the date of such transfer) or that is a bank making a loan entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code (as in effect on the date of this Agreement, or in the case of a transfer to another Foreign Holder, as in effect on the date of such transfer);

BLACKROCK KELSO CAPITAL CORPORATION	NOTE PURCHASE AGREEMENT

(5) would not have been imposed but for the failure of the beneficial owner or any Foreign Holder to comply with the requirements of Section 14.3(c) or any other certification, information, documentation or other reporting requirements (“Forms”) concerning the nationality, residence, identity or connection with the United States of such beneficial owner or such Foreign Holder, if such compliance is required by statute or by regulation of the United States or of any political subdivision or taxing authority thereof or therein as a precondition to relief or exemption from such tax, duty, assessment or other governmental charge; provided that the filing of such Forms would not impose any unreasonable burden on such holder or result in any confidential or proprietary income tax return information being revealed, either directly or indirectly, to any Person (other than any tax authority), it being understood that the provision of United States Internal Revenue Service Forms W-8BEN, W-8ECI or W-8EXP does not impose an unreasonable burden on any holder or result in the disclosure of any confidential or proprietary income tax return information, and provided further that such holder shall be deemed to have satisfied the requirements of this clause (5) upon the good faith completion and submission of such Forms (including refilings or renewals of filings) as may be specified in a written request of the Company no later than 60 days after receipt by such holder of such written request (accompanied by copies of such Forms and related instructions);

(6) is payable otherwise than by withholding by the Company from payments on or in respect of any Note held by any Foreign Holder;

(7) any combination of items (1), (2), (3), (4), (5) and (6).

(b) In addition, the Company will not pay additional amounts to any Foreign Holder if it is a partnership, trust, estate, limited liability company or other fiscally transparent entity, or to any Foreign Holder if it is not the sole beneficial owner of the Note held by it, as the case may be. This exception, however, will apply only to the extent that a beneficiary or settlor with respect to the trust or estate, or a beneficial owner or member of the partnership, limited liability company or other fiscally transparent entity, would not have been entitled to payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment.

(c) Within five days of the date that any Foreign Holder becomes eligible for the benefits of this Agreement, such Foreign Holder shall provide, the Company with a properly executed original United States Internal Revenue Service Form W-8BEN, W-8ECI or W-8EXP, as appropriate, or any successor or other form prescribed by the United States Internal Revenue Service, certifying that it is not a United States person for United States federal income tax purposes and that either (i) it is entitled to the benefits of a tax treaty with the United States that provides for a zero rate of withholding on interest on the date of this Agreement, (ii) it is receiving the interest payments under this Agreement in connection with a U.S. trade or business or (iii) it is a foreign governmental entity, international organization or other organization entitled to exemption from U.S. income tax on investment income. Thereafter such Foreign Holder shall provide additional Forms W-8BEN, W-8ECI or W-8EXP (or any successor or other

BLACKROCK KELSO CAPITAL CORPORATION	NOTE PURCHASE AGREEMENT

form prescribed by the United States Internal Revenue Service) (i) to the extent a form previously provided has become inaccurate or invalid as a result of any action or change in regard to the Foreign Holder or (ii) as requested in writing by the Company within 60 days of such written request, unless such Foreign Holder is unable to provide such form solely as a result of any change in, or amendment to, the laws, regulations, or rulings of the United States or any political subdivision or any authority thereof or therein having power to tax, or any change in the application or official interpretation of such laws, regulations or rulings (including a holding by any court of competent jurisdiction), which change or amendment becomes effective on or after the date of the Closing.

(d) Any reference in this Agreement to principal, Make-Whole Amount, Modified Make-Whole Amount or interest shall be deemed to include any additional amounts in respect of principal or interest (as the case may be) which may be payable under this Section 14.3.

(e) This Section 14.3 shall apply only with respect to the Foreign Holders. It shall not apply to payments made to any Holder other than the Foreign Holders.

SECTION 15. EXPENSES, ETC.

Section 15.1. Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of one firm of attorneys as special counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Notes or any of the Security Documents (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Notes or any of the Security Documents or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Notes or any of the Security Documents, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and any of the Security Documents and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO, provided, that such costs and expenses under this clause (c) shall not exceed $8,000. The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes).

Section 15.2. Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, the Notes or any of the Security Documents, and the termination of this Agreement and the Security Documents.

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SECTION 16. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein or in any of the Security Documents shall survive the execution and delivery of this Agreement, the Notes and the Security Documents, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement or any of the Security Documents shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement, the Notes and any of the Security Documents embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 17. AMENDMENT AND WAIVER.

Section 17.1. Requirements. Subject to Sections 9.13 and 10.7(d), this Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (a) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (b) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Section 8, 11(a), 11(b), 12, 17 or 20. The Security Documents may be amended or modified in accordance with the terms thereof.

Section 17.2. Solicitation of Holders of Notes.

(a) Solicitation. The Company will provide each holder of the Notes (irrespective of the amount or series of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes or any of the Security Documents. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

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(b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of any series of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof or of any of the Security Documents unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to the holder of each series of Notes then outstanding even if such holder did not consent to such waiver or amendment.

(c) Consent in Contemplation of Transfer. Any consent made pursuant to this Section 17.2 by the holder of any Note that has transferred or has agreed to transfer such Note to the Company, any Subsidiary or any Affiliate of the Company and has provided or has agreed to provide such written consent as a condition to such transfer shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such transferring holder.

Section 17.3. Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of each series of Notes and is binding upon them and upon each future holder of any Note of any series and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note of any series nor any delay in exercising any rights hereunder or under any Note of any series shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

Section 17.4. Notes Held by Company, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, the Notes or any of the Security Documents, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

SECTION 18. NOTICES.

(a) All notices and communications provided for hereunder shall be in writing and sent (i) by telefacsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (ii) by registered or certified mail

BLACKROCK KELSO CAPITAL CORPORATION	NOTE PURCHASE AGREEMENT

with return receipt requested (postage prepaid), or (iii) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(A) if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(B) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(C) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Chief Financial Officer, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received. Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Notices and other communications to the Purchasers or other holders of any Note hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites); provided that the foregoing shall not apply to notices to a Purchaser or other holder of any Note if such Purchaser or holder has notified the Company that it is incapable of receiving notices under this Agreement by electronic communication. Notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that if such notice or other communication is not sent during normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor. Unless a Purchaser or other holder of any Note has notified the Company that it is incapable of receiving notices by electronic communication, each Purchaser or other holder of any Note agrees to notify the Company in writing (including by electronic communication) from time to time of such Purchaser’s or holder’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

SECTION 19. REPRODUCTION OF DOCUMENTS.

This Agreement and the Security Documents and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished

BLACKROCK KELSO CAPITAL CORPORATION	NOTE PURCHASE AGREEMENT

to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 20. CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any of its Affiliates in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified in writing when received by such Purchaser as being confidential information of the Company or such Affiliate; provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any of its Affiliates or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser; provided that such Purchaser may deliver or disclose Confidential Information to (i) its affiliates and its and their respective directors, trustees, officers, employees, agents and attorneys (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to

BLACKROCK KELSO CAPITAL CORPORATION	NOTE PURCHASE AGREEMENT

the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

SECTION 21. SUBSTITUTION OF PURCHASER.

Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21) shall be deemed to refer to such Affiliate in lieu of such original Purchaser. In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 21) shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

SECTION 22. MISCELLANEOUS.

Section 22.1. Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

Section 22.2. Payments Due on Non-Business Days. Anything in this Agreement, the Notes or any of the Security Documents to the contrary notwithstanding (but without limiting the requirement in Section 8.5 that the notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

BLACKROCK KELSO CAPITAL CORPORATION	NOTE PURCHASE AGREEMENT

Section 22.3. Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (a) all computations made pursuant to this Agreement shall be made in accordance with GAAP and (b) all financial statements shall be prepared in accordance with GAAP. The Company covenants and agrees that whether or not the Company may at any time adopt Accounting Standards Codification 825 or account for assets and liabilities acquired in an acquisition on a fair value basis pursuant to Accounting Standards Codification 805, all determinations of compliance with the terms and conditions of this Agreement shall be made on the basis that the Company has not adopted Accounting Standards Codification 825 or Accounting Standards Codification 805.

Section 22.4. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.5. Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

Section 22.6. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 22.7. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 22.8. Jurisdiction and Process; Waiver of Jury Trial. (a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the

BLACKROCK KELSO CAPITAL CORPORATION	NOTE PURCHASE AGREEMENT

Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court. Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) Each party hereto consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. Each party hereto agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(c) Nothing in this Section 22.8 shall affect the right of any party hereto to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(d) THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

*    *    *    *    *

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

BLACKROCK KELSO CAPITAL CORPORATION

By:	/s/ Michael B. Lazar
	Name:	Michael B. Lazar
	Title:	Chief Operating Officer

BLACKROCK KELSO CAPITAL CORPORATION	NOTE PURCHASE AGREEMENT

This Agreement is hereby accepted and agreed
to as of the date thereof.

MIDLAND NATIONAL LIFE INSURANCE COMPANY

By:	Guggenheim Partners Asset Management, LLC, as Investment Manager and not in its individual capacity

By:	/s/ Michael Damaso
	Name:	Michael Damaso
	Title:	Senior Managing Director

NORTH AMERICAN COMPANY FOR LIFE AND HEALTH INSURANCE

By:	Guggenheim Partners Asset Management, LLC, as Investment Manager and not in its individual capacity

By:	/s/ Michael Damaso
	Name:	Michael Damaso
	Title:	Senior Managing Director

GUGGENHEIM LIFE AND ANNUITY COMPANY

By:	Guggenheim Partners Asset Management, LLC, as Investment Manager and not in its individual capacity

By:	/s/ Michael Damaso
	Name:	Michael Damaso
	Title:	Senior Managing Director

BLACKROCK KELSO CAPITAL CORPORATION	NOTE PURCHASE AGREEMENT

This Agreement is hereby accepted and agreed
to as of the date thereof.

ATHENE REINSURANCE COMPANY

By:	Guggenheim Partners Asset Management, LLC

By:	/s/ Michael Damaso
	Name:	Michael Damaso
	Title:	Senior Managing Director

HORACE MANN LIFE INSURANCE COMPANY

By:	Guggenheim Partners Asset Management, LLC

By:	/s/ Michael Damaso
	Name:	Michael Damaso
	Title:	Senior Managing Director

SECURITY BENEFIT LIFE COMPANY

By:	Guggenheim Partners Asset Management, LLC

By:	/s/ Michael Damaso
	Name:	Michael Damaso
	Title:	Senior Managing Director

BLACKROCK KELSO CAPITAL CORPORATION	NOTE PURCHASE AGREEMENT

This Agreement is hereby accepted and agreed
to as of the date thereof.

SUN LIFE ASSURANCE COMPANY OF CANADA

	By:	/s/ Paul Sinclair
		Name:	Paul Sinclair
		Title:	Managing Director
Head of Private Debt
Private Fixed Income

	By:	/s/ Thomas J. Robinson
		Name:	Thomas J. Robinson
		Title:	Senior Managing Director
Head of North American
Private Fixed Income

SUN LIFE ASSURANCE COMPANY OF CANADA, ACTING THROUGH ITS BERMUDA BRANCH

	By:	/s/ Paul Sinclair
		Name:	Paul Sinclair
		Title:	Managing Director
Head of Private Debt
Private Fixed Income

	By:	/s/ Thomas J. Robinson
		Name:	Thomas J. Robinson
		Title:	Senior Managing Director
Head of North American
Private Fixed Income

This Agreement is hereby accepted and agreed
to as of the date thereof.

BLACKROCK KELSO CAPITAL CORPORATION	NOTE PURCHASE AGREEMENT

SUN LIFE ASSURANCE COMPANY OF CANADA, ACTING THROUGH ITS U.S. BRANCH

By:	/s/ Deborah J. Foss
	Name:	Deborah J. Foss
	Title:	Managing Director, Head of Private Debt
Private Fixed Income

By:	/s/ Ann C. King
	Name:	Ann C. King
	Title:	Assistant Vice President and Senor Counsel

SUN LIFE INSURANCE AND ANNUITY COMPANY OF NEW YORK

By:	/s/ Deborah J. Foss
	Name:	Deborah J. Foss
	Title:	Authorized Signer

By:	/s/ Ann C. King
	Name:	Ann C. King
	Title:	Authorized Signer

BLACKROCK KELSO CAPITAL CORPORATION	NOTE PURCHASE AGREEMENT

This Agreement is hereby accepted and agreed to as of the date thereof.

CUNA MUTUAL INSURANCE SOCIETY

	By:	MEMBERS Capital Advisors, Inc., acting as Investment Advisor

	By:	/s/ Allen R. Cantrell
		Name:	Allen R. Cantrell
		Title:	Managing Director, Investments

BLACKROCK KELSO CAPITAL CORPORATION	NOTE PURCHASE AGREEMENT

This Agreement is hereby accepted and agreed to as of the date thereof.

UNITED OF OMAHA LIFE INSURANCE COMPANY

	By:	/s/ Curtis R. Caldwell
		Name:	Curtis R. Caldwell
		Title:	Senior Vice President

BLACKROCK KELSO CAPITAL CORPORATION	NOTE PURCHASE AGREEMENT

This Agreement is hereby accepted and agreed to as of the date thereof.

PHOENIX LIFE INSURANCE COMPANY

	By:	/s/ Christopher M. Wilkos
		Name:	Christopher M. Wilkos
		Title:	Executive Vice President

PHL VARIABLE INSURANCE COMPANY

	By:	/s/ Christopher M. Wilkos
		Name:	Christopher M. Wilkos
		Title:	Executive Vice President

BLACKROCK KELSO CAPITAL CORPORATION	NOTE PURCHASE AGREEMENT

This Agreement is hereby accepted and agreed to as of the date thereof.

PAN-AMERICAN LIFE INSURANCE COMPANY

	By:	/s/ Rodolfo J. Revuelta
		Name:	Rodolfo J. Revuelta, CFA
		Title:	Senior Vice President & Chief
Investment Officer

BLACKROCK KELSO CAPITAL CORPORATION	NOTE PURCHASE AGREEMENT

This Agreement is hereby accepted and agreed to as of the date thereof.

SOUTHERN FARM BUREAU LIFE INSURANCE COMPANY

	By:	/s/ David Divine
		Name:	David Divine
		Title:	Portfolio Manager

BLACKROCK KELSO CAPITAL CORPORATION	NOTE PURCHASE AGREEMENT

This Agreement is hereby accepted and agreed to as of the date thereof.

CHEROKEE INSURANCE COMPANY

	By:	/s/ Mark J. Dadabbo
		Name:	Mark J. Dadabbo
		Title:	President

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Adjusted Borrowing Base” means the Borrowing Base minus the aggregate amount of Cash and Cash Equivalents included in the Portfolio Investments held by the Obligors.

“Adjusted Covered Debt Balance” means, on any date, the aggregate Covered Debt Amount on such date minus the aggregate amount of Cash and Cash Equivalents included in the Portfolio Investments held by the Obligors (excluding any cash held by the Bank Administrative Agent in the Cash Collateral Accounts).

“Adjusted Interest Rate” is defined in Section 1.2(e).

“Advance Rate” is defined in Section 9.12.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Anything herein to the contrary notwithstanding, the term “Affiliate” shall not include (i) any Person that constitutes an Investment held by the Company in the ordinary course of business or (ii) any Person that acts as investment advisor in the ordinary course of business on behalf of the account of any Purchaser or any other subsequent holder of Notes.

“Affiliate Agreements” means collectively, (a) the Investment Management Agreement, dated June 22, 2008, between the Company and BlackRock Kelso Capital Advisors, (b) the Administration Agreement, dated as of August 4, 2005, between the Company and BlackRock Financial Management, Inc., a Delaware corporation, and (c) Directors and Officers Liability Insurance Allocation Agreement, dated as of August 10, 2006, between the Company and BlackRock Kelso Capital Advisors.

“Agreed Foreign Currency” means, at any time, Euros, English Pounds Sterling, Canadian Dollars, and, with the agreement of each Multicurrency Revolving Lender (as defined in the Senior Secured Credit Agreement), any other foreign currency, so long as, in respect of any such specified foreign currency or other foreign currency, at such time (a) such foreign currency is dealt with in the London interbank deposit market, (b) such foreign currency is freely transferable and convertible into Dollars in the London foreign exchange market and (c) no central bank or other governmental authorization in the country of issue of such foreign currency (including, in the case of the Euro, any authorization by the European Central Bank) is required to permit use of such foreign currency by any Multicurrency Revolving Lender for making any Loan under the Senior Secured Credit Agreement and/or to permit the Company to borrow and repay the principal thereof and to pay the interest thereon, unless such authorization has been obtained and is in full force and effect.

SCHEDULE B

(to Note Purchase Agreement)

BLACKROCK KELSO CAPITAL CORPORATION	NOTE PURCHASE AGREEMENT

“Anti-Terrorism Order” means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49,079 (2001), as amended.

“Approved Third-Party Appraiser” means any Independent third-party appraisal firm designated by the Company in writing to the holders of the Notes (which designation shall be accompanied by a copy of a resolution of the Board of Directors of the Company that such firm has been approved by the Company for purposes of assisting the Board of Directors of the Company in making valuations of portfolio assets to determine the Company’s compliance with the applicable provisions of the Investment Company Act). It is understood and agreed that, so long as the same are Independent third-party appraisal firms approved by the Board of Directors of the Company, Houlihan Lokey, Howard & Zukin, Murray, Devine & Company and Valuation Research Corporation shall be deemed to be Approved Third-Party Appraisers.

“Asset Coverage Ratio” means the ratio, determined on a consolidated basis, without duplication, in accordance with GAAP, of (a) the Value of total assets of the Company and its Subsidiaries, less all liabilities (other than Indebtedness, including Indebtedness hereunder) of the Company and its Subsidiaries, to (b) the aggregate amount of Indebtedness of the Company and its Subsidiaries.

“Bank Administrative Agent” means Citibank, N.A, in its capacity as administrative agent, and its successors and assigns under the Senior Secured Credit Agreement.

“Bank Loans” is defined in Section 9.12.

“Below Investment Grade Event” is defined in Section 1.2(f).

“BlackRock Kelso Capital Advisors” means BlackRock Kelso Capital Advisors LLC, a Delaware limited liability company.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowing Base” is defined in Section 9.12.

“Borrowing Base Certificate” means a certificate of a Senior Financial Officer of the Company, substantially in the form of Exhibit 9.12 attached hereto and appropriately completed.

“Borrowing Base Deficiency” means, at any date on which the same is determined, the amount, if any, that (a) the aggregate Covered Debt Amount as of such date exceeds (b) the Borrowing Base as of such date.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

BLACKROCK KELSO CAPITAL CORPORATION	NOTE PURCHASE AGREEMENT

“Capital Stock” is defined in Section 9.12.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet or statement of assets and liabilities, as applicable, of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash” means any immediately available funds in Dollars or in any currency other than Dollars which is a freely convertible currency.

“Cash Collateral Accounts” means, collectively, the “Letter of Credit Collateral Account” and the “Cash Collateral Account” (each as defined in the Senior Secured Credit Agreement).

“Cash Equivalents” means investments (other than Cash) that are one or more of the following obligations:

(a) U.S. Government Securities, in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof (i) issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof or under the laws of the jurisdiction or any constituent jurisdiction thereof of any Agreed Foreign Currency, provided that such certificates of deposit, banker’s acceptances and time deposits are held in a securities account (as defined in the Uniform Commercial Code) through which the Collateral Agent can perfect a security interest therein and (ii) having, at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s; and

(d) fully collateralized repurchase agreements with a term of not more than 30 days from the date of acquisition thereof for U.S. Government Securities and entered into with (i) a financial institution satisfying the criteria described in clause (c) of this definition or (ii) a bank or broker-dealer having (or being a member of a consolidated group having) at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s,

BLACKROCK KELSO CAPITAL CORPORATION	NOTE PURCHASE AGREEMENT

provided, that (i) in no event shall Cash Equivalents include any obligation that provides for the payment of interest alone (for example, interest-only securities or “IOs”); (ii) if any of Moody’s or S&P changes its rating system, then any ratings included in this definition shall be deemed to be an equivalent rating in a successor rating category of Moody’s or S&P, as the case may be; (iii) Cash Equivalents (other than U.S. Government Securities or repurchase agreements) shall not include any such investment of more than 10% of total assets of the Obligors in any single issuer; and (iv) in no event shall Cash Equivalents include any obligation that is not denominated in Dollars or an Agreed Foreign Currency.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company or (b) occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Company by Persons who were neither (i) nominated by the requisite members of the Board of Directors of the Company nor (ii) appointed by a majority of the directors so nominated.

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral” has the meaning assigned to such term in the Guarantee and Security Agreement.

“Collateral Agent” means Citibank, N.A. in its capacity as Collateral Agent under the Guarantee and Security Agreement, and includes any successor Collateral Agent thereunder.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the holders of the Notes shall have received from each Obligor (i) either (x) a counterpart of the Guarantee and Security Agreement duly executed and delivered on behalf of such Obligor or (y) in the case of any Person that becomes an Obligor after the date of the Closing, a supplement to the Guarantee and Security Agreement, in the form specified therein, duly executed and delivered on behalf of such Obligor and (ii) with respect to any Obligor that directly owns Equity Interests of a Foreign Subsidiary, a counterpart of each Foreign Pledge Agreement that the Required Holders determine, based on the advice of counsel, to be necessary or advisable in connection with the pledge of, or the granting of security interests in, Equity Interests of such Foreign Subsidiary, in each case duly executed and delivered on behalf of such Obligor and such Foreign Subsidiary;

(b) all outstanding Equity Interests of the Company and each Subsidiary and all other Equity Interests, in each case owned by or on behalf of any Obligor, shall have

BLACKROCK KELSO CAPITAL CORPORATION	NOTE PURCHASE AGREEMENT

been pledged pursuant to the Guarantee and Security Agreement or a Foreign Pledge Agreement (except that the Obligors shall not be required to pledge more than 65% of the outstanding voting Equity Interests of any Foreign Subsidiary that is not an Obligor) and the Collateral Agent shall have received certificates or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) all Indebtedness of the Company and each Subsidiary that is owing to any Obligor shall be evidenced by a promissory note and shall have been pledged pursuant to the Guarantee and Security Agreement and the Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(d) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Required Holders to be filed, registered or recorded to create the Liens intended to be created by the Guarantee and Security Agreement and the Foreign Pledge Agreements and perfect such Liens to the extent required by, and with the priority required by, the Guarantee and Security Agreement and the Foreign Pledge Agreements, shall have been filed, registered or recorded or delivered to the holders of the Notes for filing, registration or recording;

(e) the holders of the Notes shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 10.2, together with such endorsements, coinsurance and reinsurance as the Required Holders may reasonably request, and (iii) such surveys, abstracts, appraisals, legal opinions and other documents as the Required Holders may reasonably request with respect to any such Mortgage or Mortgaged Property;

(f) each Obligor shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder; and

(g) within 30 days after the request therefor by the Required Holders (or such longer period as the Required Holders may agree in their discretion), deliver to the holders of the Notes a signed copy of an opinion, addressed to the holders of the Notes and the other Secured Parties, of counsel for the Obligors reasonably acceptable to the Required Holders as to such matters set forth in this definition as the Required Holders may reasonably request.

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“Company” means BlackRock Kelso Capital Corporation, a Delaware corporation or any successor that becomes such in the manner prescribed in Section 10.3(e).

“Competing Business” means at any particular time any “business development company” under the Investment Company Act.

“Competitor” means at any particular time any Person which at such time is engaged in a Competing Business; provided in any event that:

(i) the provision of investment advisory services by a Person to a Plan which is owned or Controlled by a Person which would otherwise be a Competitor shall not, in and of itself, cause the Person providing such services to be deemed to be a Competitor;

(ii) in no event shall an Institutional Investor be deemed to be a Competitor if such Institutional Investor is a pension plan sponsored by a Person which would otherwise be deemed to be a Competitor but which pension plan is a regular investor in privately placed Securities, and such pension plan has established procedures which will prevent confidential information supplied to such pension plan by the Company from being transmitted or otherwise made available to such plan sponsor;

(iii) an Institutional Investor that would otherwise be deemed to be a Competitor pursuant to the foregoing provisions of this definition by virtue of its ownership or Control as a portfolio investment of the equity Securities of any Person which is a Competitor, shall not be deemed to be a Competitor if such Institutional Investor has established procedures which will prevent confidential information supplied to such Institutional Investor by the Company from being transmitted or otherwise made available to such Person; and

(iv) any Private Placement Agent that would otherwise be deemed to be a Competitor pursuant to the foregoing provisions of this definition, shall not be deemed to be a Competitor if such Private Placement Agent holds the Notes only in connection with its role as an intermediary in the prompt and expeditious sale in accordance with customary financial market conditions of the Note or Notes owned by one Institutional Investor who is not a Competitor to another purchasing Institutional Investor who is not a Competitor and such Private Placement Agent has established procedures which will prevent confidential information supplied to either the selling or buying Institutional Investor by the Company from being transmitted or otherwise made available to such Private Placement Agent or any of its Affiliates in any capacity other than as the agent and intermediary in connection with such sale of any such Note or Notes.

“Confidential Information” is defined in Section 20.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise

BLACKROCK KELSO CAPITAL CORPORATION	NOTE PURCHASE AGREEMENT

voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Event” is defined in Section 8.3(h).

“Covered Debt Amount” means, on any date, the sum of (a) all of the Revolving Credit Exposures of all Lenders on such date plus (b) all of the outstanding Term Loans of all Lenders on such date plus (c) the aggregate principal amount of the Notes outstanding on such dates plus (d) the aggregate principal amount of Other Covered Indebtedness on such date minus (e) the LC Exposures fully cash collateralized on such date pursuant to Section 2.05(k) of the Senior Secured Credit Agreement minus (f) the Term Loans fully covered on such date pursuant to Section 2.10(g) of the Senior Secured Credit Agreement.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, unless cured or waived, become an Event of Default.

“Default Rate” means, with respect to a series of Notes, that rate of interest that is the greater of (i) 2.00% per annum above the rate of interest then in effect on the Notes of such series or (ii) 2.00% over the rate of interest publicly announced by Citibank, N.A. in New York, New York as its “base” or “prime” rate.

“Disclosure Documents” is defined in Section 5.3.

“Dollars” or “$” refers to lawful money of the United States of America.

“Electronic Delivery” is defined in Section 7.1(a).

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under Section 414 of the Code.

BLACKROCK KELSO CAPITAL CORPORATION	NOTE PURCHASE AGREEMENT

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to an ERISA Plan (other than an event for which the 30-day notice period is waived); (b) any failure by any ERISA Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such ERISA Plan, whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any ERISA Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any ERISA Plan; (e) a determination that any ERISA Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (f) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any ERISA Plan or ERISA Plans or to appoint a trustee to administer any ERISA Plan; (g) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any ERISA Plan or Multiemployer Plan; (h) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, in reorganization or in endangered critical status within the meaning of Section 305 or Title IV of ERISA; (i) the occurrence of a non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) with respect to which the Company or any of its ERISA Affiliates is a “disqualified person” (as defined in Section 4975 of the Code) or a “party in interest” (as defined in Section 406 of ERISA) or could otherwise be liable; or (j) any other event or condition with respect to an ERISA Plan or Multiemployer Plan that could result in liability of the Company or any of its ERISA Affiliates. For purposes of this definition, (1) “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code and (2) “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“ERISA Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA. For purposes of this definition, (1) “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code and (2) “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Event of Default” is defined in Section 11.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Financial Covenant Modification” and “Financial Covenant Modifications” are defined in Section 10.7(d).

“Financing Subsidiary” means a direct or indirect Subsidiary of the Company to which any Obligor sells, conveys or otherwise transfers (whether directly or indirectly) Portfolio Investments, which engages in no material activities other than in connection with the purchase or financing of such assets and which is designated by the Company (as provided below) as a Financing Subsidiary,

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is Guaranteed by any Obligor (other than Guarantees in respect of Standard Securitization Undertakings), (ii) is recourse to or obligates any Obligor in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property of any Obligor, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings or any Guarantee thereof,

(b) with which no Obligor has any material contract, agreement, arrangement or understanding other than on terms no less favorable to such Obligor than those that might be obtained at the time from Persons that are not Affiliates of any Obligor, other than fees payable in the ordinary course of business in connection with servicing receivables, and

(c) to which no Obligor has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Company shall be effected pursuant to a certificate of a Senior Financial Officer delivered to the Required Holders, which certificate shall include a statement to the effect that, to the best of such officer’s knowledge, such designation complied with the foregoing conditions. Each Subsidiary of a Financing Subsidiary shall be deemed to be a Financing Subsidiary and shall comply with the foregoing requirements of this definition.

“First Lien Bank Loan” is defined in Section 9.12.

“Fitch” means Fitch Ratings Service, or its successors or assigns.

“Foreign Holders” is defined in Section 14.3.

“Foreign Pledge Agreement” means a pledge or charge agreement with respect to the Collateral that constitutes Equity Interests of a Foreign Subsidiary in form and substance reasonably satisfactory to the Required Holders.

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“Foreign Subsidiary” means, a Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, State thereof or the District of Columbia.

“Form 10-K” is defined in Section 7.1(b).

“Form 10-Q” is defined in Section 7.1(a).

“Forms” is defined in Section 14.3.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means

(a) the government of

(i) the United States of America or any State or other political subdivision thereof, or

(ii) any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“GSA Joinder Agreement” is defined in Section 2.2.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee and Security Agreement” is defined in Section 2.2.

BLACKROCK KELSO CAPITAL CORPORATION	NOTE PURCHASE AGREEMENT

“Hazardous Materials” means any and all pollutants, toxic or hazardous wastes or any other substances, including all substances listed in or regulated in any Environmental Law that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, regulated, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange protection agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“High Yield Securities” is defined in Section 9.12.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Independent” when used with respect to any specified Person means that such Person (a) does not have any direct financial interest or any material indirect financial interest in the Company or any of its Subsidiaries or Affiliates (including its investment advisor or any Affiliate thereof) and (b) is not connected with the Company or any of its Subsidiaries or Affiliates (including its investment advisor or any Affiliate thereof) as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions.

“Industry Classification Group” means (a) any of the Moody’s classification groups set forth in Schedule 9.11(a) hereto, together with any such classification groups that may be

BLACKROCK KELSO CAPITAL CORPORATION	NOTE PURCHASE AGREEMENT

subsequently established by Moody’s and provided by the Company to the holders of the Notes, and (b) up to three additional industry group classifications established by the Company pursuant to Section 9.11.

“INHAM Exemption” is defined in Section 6.2(e).

“Institutional Accredited Investor” means an institutional accredited investor as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Institutional Investor” means (a) any original purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Investment” means, for any Person: (a) Equity Interests, bonds, notes, debentures or other securities of any other Person or any agreement to acquire any Equity Interests, bonds, notes, debentures or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) deposits, advances, loans or other extensions of credit made to any other Person (including purchases of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person); or (c) Hedging Agreements.

“Investment Company Act” means the Investment Company Act of 1940, as amended from time to time.

“Investment Grade” means a Rating of (a) “BBB-” or better by S&P, (b) “Baa3” or better by Moody’s, or (c) “BBB-” or better by Fitch, as applicable.

“Investment Policies” means the investment objectives, policies, restrictions and limitations set forth in the report of the Company to the SEC on Form 10-K for the fiscal year ended December 31, 2009, including any amendments, changes, supplements or modifications thereto.

“LC Exposure” has the meaning assigned to such term in the Senior Secured Credit Agreement.

“Lenders” has the meaning assigned to such term in the Senior Secured Credit Agreement.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the

BLACKROCK KELSO CAPITAL CORPORATION	NOTE PURCHASE AGREEMENT

foregoing) relating to such asset and (c) in the case of Securities, any purchase option, call or similar right of a third party with respect to such securities, except in favor of the issuer thereof.

“Long-Term U.S. Government Securities” is defined in Section 9.12.

“Make-Whole Amount” is defined in Section 8.8.

“Material” means material in relation to the business, Portfolio Investments and other assets, liabilities and financial condition of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, Portfolio Investments and other assets, liabilities and financial condition of the Company taken as a whole (excluding in any case a decline in the net asset value of the Company or a change in general market conditions or values of the Company’s Portfolio Investments), or (b) the validity or enforceability of this Agreement, the Notes or any of the Security Documents or the rights or remedies of the holders of the Notes hereunder or of the rights or remedies of the Collateral Agent under any of the Security Documents.

“Memorandum” is defined in Section 5.3.

“Mezzanine Investments” is defined in Section 9.12.

“Modification” and “Modifications” are defined in Section 9.13.

“Modified Make-Whole Amount” is defined in Section 8.8.

“Moody’s” means Moody’s Investors Service, Inc. or its successors or assigns.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the Secured Obligations. Each Mortgage shall be satisfactory in form and substance to the Required Holders.

“Mortgaged Property” means, initially, each parcel of real property and the improvements thereto owned by an Obligor, and includes each other parcel of real property and the improvements thereto owned by an Obligor with respect to which a Mortgage is granted pursuant to Section 9.7.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“NAIC Annual Statement” is defined in Section 6.2(a).

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“Non-Performing First Lien Bank Loans” is defined in Section 9.12.

“Non-Performing High Yield Securities” is defined in Section 9.12.

“Non-Performing Mezzanine Investments” is defined in Section 9.12.

“Non-Performing Second Lien Bank Loans” is defined in Section 9.12.

“Non-Performing Unsecured Bank Loans” is defined in Section 9.12.

“Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by the Company or any Subsidiary primarily for the benefit of employees of the Company or one or more Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.

“Notes” is defined in Section 1.

“Obligor” means, collectively, the Company and the Subsidiary Guarantors.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Other Covered Indebtedness” means, collectively, Secured Longer-Term Indebtedness, Secured Shorter-Term Indebtedness and Unsecured Shorter-Term Indebtedness.

“Other Permitted Indebtedness” means (a) accrued expenses and current trade accounts payable incurred in the ordinary course of the Company’s business which are not overdue for a period of more than 90 days or which are being contested in good faith by appropriate proceedings, (b) Indebtedness (other than Indebtedness for borrowed money) arising in connection with transactions in the ordinary course of the Company’s business in connection with its purchasing of securities, derivatives transactions, reverse repurchase agreements or dollar rolls to the extent such transactions are permitted under the Investment Company Act and the Company’s Investment Policies, provided that such Indebtedness does not arise in connection with the purchase of Portfolio Investments other than Cash Equivalents and U.S. Government Securities and (c) Indebtedness in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as such judgments or awards do not constitute an Event of Default under clause (j) of Section 11.

“Other Short-Term Securities” is defined in Section 9.12.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

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“Performing” is defined in Section 9.12.

“Performing Cash Pay High Yield Securities” is defined in Section 9.12.

“Performing Cash Pay Mezzanine Investments” is defined in Section 9.12.

“Performing Common Equity” is defined in Section 9.12.

“Performing First Lien Bank Loans” is defined in Section 9.12.

“Performing Non-Cash Pay High Yield Securities” is defined in Section 9.12.

“Performing Non-Cash Pay Mezzanine Investments” is defined in Section 9.12.

“Performing Second Lien Bank Loans” is defined in Section 9.12.

“Performing Unsecured Bank Loans” is defined in Section 9.12.

“Permitted Board-Approved Affiliate Transaction” means any transaction between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company, on the other hand (including any amendment, modification, supplement or waiver of an Affiliate Agreement), that (a) has been approved by a majority of the independent directors of the Board of Directors of the Company and (b) has been consented to by the Required Holders (such consent not to be unreasonably withheld or delayed).

“Permitted Liens” means (a) Liens imposed by any Governmental Authority for taxes, assessments or charges not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP; (b) Liens of clearing agencies, broker-dealers and similar Liens incurred in the ordinary course of business, provided that such Liens (i) attach only to the securities (or proceeds) being purchased or sold and (ii) secure only obligations incurred in connection with such purchase or sale, and not any obligation in connection with margin financing; (c) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmens’, storage and repairmen’s Liens and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money); (d) Liens incurred or pledges or deposits made to secure obligations incurred in the ordinary course of business under workers’ compensation laws, unemployment insurance or other similar social security legislation (other than in respect of employee benefit plans subject to ERISA) or to secure public or statutory obligations; (e) Liens securing the performance of, or payment in respect of, bids, insurance premiums, deductibles or co-insured amounts, tenders, government or utility contracts (other than for the repayment of borrowed money), surety, stay, customs and appeal bonds and other obligations of a similar nature incurred in the ordinary course of business; (f) Liens arising out of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as such judgments or awards do not constitute an Event of Default under clause (j) of Section 11; (g) customary rights of setoff and liens upon (i) deposits of cash in favor

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of banks or other depository institutions in which such cash is maintained in the ordinary course of business, (ii) cash and financial assets held in securities accounts in favor of banks and other financial institutions with which such accounts are maintained in the ordinary course of business and (iii) assets held by a custodian in favor of such custodian in the ordinary course of business securing payment of fees, indemnities and other similar obligations; (h) Liens arising solely from precautionary filings of financing statements under the Uniform Commercial Code of the applicable jurisdictions in respect of operating leases entered into by the Company or any of its Subsidiaries in the ordinary course of business; and (i) Liens incurred in connection with any Hedging Agreement entered into with a Lender (or an Affiliate of a Lender) in the ordinary course of business and not for speculative purposes.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Placement Agent” is defined in Section 5.3.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Portfolio Investment” means any Investment held by the Obligors in their asset portfolio (and solely for purposes of determining the Borrowing Base, Cash).

“Portfolio Pricing Practices” means the Company’s written Amended and Restated Portfolio Pricing Practices as of the date of the Closing attached hereto as Schedule 9.11(b), together with any amendment, change, modification or supplement thereto, provided that any amendment, change, supplement or modification thereto that (a) is, or could reasonably be expected to be, material and adverse to the Lenders and (b) was effected without (x) the approval of a majority of the independent directors of the Board of Directors of the Company and (y) the consent of the Bank Administrative Agent (with the approval of the Required Lenders (as such term is defined in the Senior Secured Credit Agreement) (such consent not to be unreasonably withheld or delayed) shall be deemed excluded from the definition of “Portfolio Pricing Practices” for purposes of this Agreement.

“Preferred Stock” is defined in Section 9.12.

“Private Placement Agent” means any company organized as a “broker” or “dealer” (as each such term is defined in Section 3(a) (4) and (5), respectively, of the Exchange Act) of recognized national standing regularly engaged as an intermediary in the placement or sale to and among Institutional Investors of Indebtedness Securities exempt from registration under the Securities Act.

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“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“PTE” is defined in Section 6.2(a).

“Purchaser” is defined in the first paragraph of this Agreement.

“QPAM Exemption” means Prohibited Transaction Class Exemption 84-14 issued by the United States Department of Labor.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Rating” means, as of any date of determination, the rating of the Notes by a Rating Agency.

“Rating Agency” means any of S&P, Moody’s or Fitch.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (a) invests in Securities or bank loans, and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Relevant Available Funds” means, as of any date of determination, the aggregate amount of (a) Indebtedness of the Obligors (including Indebtedness under the Commitments (as defined in the Senior Secured Credit Agreement)) that is not required to be repaid, prepaid or terminated on or prior to the date six months after such date of determination and (b) Relevant Available Commitments of the Obligors.

“Relevant Available Commitments” means, for any Person, as of any date of determination, undrawn commitments (including the Commitments (as defined in the Senior Secured Credit Agreement)) to extend credit to or for the account of such Person that have a final termination date not earlier than six months after such date of determination, the conditions for the availability of which have been satisfied other than with respect to the delivery of a borrowing request or similar notice (which such Person is permitted to deliver).

“Relevant Investment Commitments” means, for any Person, all commitments of such Person to acquire, make or enter into, any Investments (other than Investments constituting Cash Equivalents or, to the extent entered into for risk reductions in the ordinary course of business, Hedging Agreements), in each case as determined by reference to the value of such Investments as if the same were actually consummated.

“Required Holders” means, at any time, the holders of at least 51% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

BLACKROCK KELSO CAPITAL CORPORATION	NOTE PURCHASE AGREEMENT

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock of the Company or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of the Company or any option, warrant or other right to acquire any such shares of capital stock of the Company.

“Revolving Credit Exposure” has the meaning assigned to such term in the Senior Secured Credit Agreement.

“Revolving Loans” has the meaning assigned to such term in the Senior Secured Credit Agreement.

“RIC” means a person qualifying for treatment as a “regulated investment company” under the Code.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Company, or its successors or assigns.

“SEC” shall mean the Securities and Exchange Commission of the United States, or any successor thereto.

“Second Lien Bank Loan” is defined in Section 9.12.

“Section 8.3 Proposed Prepayment Date” is defined in Section 8.3(c).

“Section 8.4 Proposed Prepayment Date” is defined in Section 8.4(b).

“Secured Longer-Term Indebtedness” means, as at any date, Indebtedness (other than Indebtedness hereunder and Indebtedness outstanding under and pursuant to the Senior Secured Credit Agreement) of the Company (which may be Guaranteed by Subsidiary Guarantors) that (a) has no amortization prior to, and a final maturity date not earlier than, January 18, 2018, (b) is incurred pursuant to documentation containing other terms (including interest, amortization, covenants and events of default) that are no more restrictive in any material respect upon the Company and its Subsidiaries than those set forth in this Agreement and (c) is not secured by any assets of any Obligor other than pursuant to the Security Documents and the holders of which have agreed, in a manner satisfactory to the Required Holders and the Collateral Agent, to be bound by the provisions of the Security Documents.

“Secured Obligations” shall have the meaning assigned thereto in the Guarantee and Security Agreement.

BLACKROCK KELSO CAPITAL CORPORATION	NOTE PURCHASE AGREEMENT

“Secured Party” shall have the meaning assigned thereto in the Guarantee and Security Agreement.

“Secured Shorter-Term Indebtedness” means, collectively, (a) any Indebtedness of the Company or any Subsidiary that is secured by any assets of any Obligor and that does not constitute Secured Longer-Term Indebtedness and (b) any Indebtedness that is designated as “Secured Shorter-Term Indebtedness” pursuant to pursuant to Section 6.11(a) of the Senior Secured Credit Agreement.

“Securities” is defined in Section 9.12.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Security Documents” means, collectively, the Guarantee and Security Agreement, GSA Joinder Agreement, all Uniform Commercial Code financing statements filed with respect to the security interests in personal property created pursuant to the Guarantee and Security Agreement and all other assignments, pledge agreements, security agreements, control agreements and other instruments executed and delivered on or after the date of the Closing by any of the Obligors pursuant to the Guarantee and Security Agreement or otherwise providing or relating to any collateral security for any of the Secured Obligations under and as defined in the Guarantee and Security Agreement.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Senior Secured Credit Agreement” means, that certain Amended and Restated Senior Secured Credit Agreement dated as of December 28, 2007 (as amended by that certain Amendment No. 1 thereto dated as of April 20, 2010), among the Company, the lenders party thereto from time to time, the Bank Administrative Agent and Merrill Lynch Capital Corporation, as syndication agent, as the same may from time to time be modified, supplemented, amended, renewed, restated or replaced.

“Senior Secured Indebtedness” means all Indebtedness of the Company which is not expressed to be subordinate or junior in rank to any other Indebtedness of the Company and which is secured equally and ratably under and pursuant to the Guarantee and Security Agreement.

“Series A Notes” is defined in Section 1.

“Series B Notes” is defined in Section 1.

“Shareholders’ Equity” means, at any date, the amount determined on a consolidated basis, without duplication, in accordance with GAAP, of shareholders’ equity or net assets, as applicable, for the Company and its Subsidiaries at such date.

BLACKROCK KELSO CAPITAL CORPORATION	NOTE PURCHASE AGREEMENT

“Short-Term U.S. Government Securities” is defined in Section 9.12.

“Source” is defined in Section 6.2.

“Special Equity Interest” means any Equity Interest that is subject to a Lien in favor of creditors of the issuer of such Equity Interest, provided that (a) such Lien was created to secure Indebtedness owing by such issuer to such creditors, (b) such Indebtedness was (i) in existence at the time the Obligors acquired such Equity Interest, (ii) incurred or assumed by such issuer substantially contemporaneously with such acquisition or (iii) already subject to a Lien granted to such creditors and (c) unless such Equity Interest is not intended to be included in the Collateral, the documentation creating or governing such Lien does not prohibit the inclusion of such Equity Interest in the Collateral.

“Standard Securitization Undertakings” means, collectively, (a) customary arm’s-length servicing obligations (together with any related performance guarantees), (b) obligations (together with any related performance guarantees) to refund the purchase price or grant purchase price credits for dilutive events or misrepresentations (in each case unrelated to the collectibility of the assets sold or the creditworthiness of the associated account debtors or loan obligors) and (c) representations, warranties, covenants and indemnities (together with any related performance guarantees) of a type that are reasonably customary in accounts receivable or loan securitizations

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Anything herein to the contrary notwithstanding, the term “Subsidiary” shall not include any Person that constitutes an Investment held by the Company in the ordinary course of business and that either (i) is not, under GAAP, consolidated on the financial statements of the Company and its Subsidiaries or (ii) is a “blocker” corporation created by the Company to hold an Investment made by the Company in the ordinary course of business and which engages in no business other than holding and disposing of such Investment and matters incidental thereto. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.

“Subsidiary Guarantor” means any Subsidiary that is a Guarantor under the Guarantee and Security Agreement.

“SVO” means the Securities Valuation Office of the NAIC or any successor of such Office.

BLACKROCK KELSO CAPITAL CORPORATION	NOTE PURCHASE AGREEMENT

“Taxing Jurisdiction” is defined in Section 14.3.

“Term Loan” has the meaning assigned to such term in the Senior Secured Credit Agreement.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Unsecured Bank Loan” is defined in Section 9.12.

“Unsecured Longer-Term Indebtedness” means any Indebtedness of the Company (which may be Guaranteed by Subsidiary Guarantors) that (a) has no amortization prior to, and a final maturity date not earlier than, January 18, 2018, (b) is incurred pursuant to documentation containing other terms (including interest, amortization, covenants and events of default) and, in each case, no more restrictive in any material respect upon the Company and its Subsidiaries than those set forth in this Agreement, and (c) is not secured by any assets of any Obligor.

“Unsecured Shorter-Term Indebtedness” means, collectively, (a) any Indebtedness of the Company or any Subsidiary that is not secured by any assets of any Obligor and that does not constitute Unsecured Longer-Term Indebtedness (including Unsecured Longer-Term Indebtedness modified as permitted hereunder) and (b) any Indebtedness that is designated as “Unsecured Shorter-Term Indebtedness” pursuant to Section 6.11(a) of the Senior Secured Credit Agreement.

“U.S. Government Securities” means securities that are direct obligations of, and obligations the timely payment of principal and interest on which is fully guaranteed by, the United States or any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States and in the form of conventional bills, bonds, and notes.

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Value” is defined in Section 9.12.

“Wholly-owned Subsidiary” means, at any time, any Subsidiary one hundred percent (100%) of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-owned Subsidiaries at such time.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of

BLACKROCK KELSO CAPITAL CORPORATION	NOTE PURCHASE AGREEMENT

Subtitle E of Title IV of ERISA. For purposes of this definition, “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.